UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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TIVITY HEALTH, INC.
(Name of registrant as specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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701 Cool Springs Blvd
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Tivity Health, Inc.:
The 2018 Annual Meeting of Stockholders of Tivity Health, Inc., a Delaware corporation (the "Company"), will be held at the Company's Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067 at 8:30 a.m., Central time, on Thursday, May 24, 2018, for the following purposes:

(1)	To elect ten directors to hold office for a term of one year or until their successors have been elected and qualified;

(2)	To consider and act upon a non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in the Proxy Statement;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report on Form 10-K for the year ended December 31, 2017 and a form of proxy card. The Proxy Statement and form of proxy card accompanying this notice are being furnished to stockholders on or about April 13, 2018.  Only stockholders of record at the close of business on March 29, 2018 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for additional information regarding the matters to be acted upon at the meeting.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,
Kevin G. Wills
Chairman
April 13, 2018

Tivity Health, Inc.
Proxy Statement
Table of Contents

Page

Proxy Statement for Annual Meeting of Stockholders……………………………………………………..	1
Security Ownership of Certain Beneficial Owners and Management ……………………………….......	3
Corporate Governance ………………………………...………………………………...............................	5
Proposal No. 1 Election of Directors ………………………………...………………………………………	11
Director Compensation………………………………...………………………………............................…	18
Compensation Discussion and Analysis ………………………………...………………………………….	20
Summary Compensation Table………………………………...………………………………...................	36
Grants of Plan-Based Awards………………………………...……………………………….....................	38
Outstanding Equity Awards………………………………...……………………………….........................	39
Option Exercises and Stock Vested………………………………...………………………………............	41
Nonqualified Deferred Compensation ………………………………...…………………………………….	41
NEO Employment Agreements…………………………………………...…………………………………...	42
Potential Payments Upon Termination or Change in Control of the Company………………………….	42
CEO to Median Employee Pay Ratio………………………………..........................................................	55
Section 16(a) Beneficial Ownership Reporting Compliance……………………………………………….	55
Proposal No. 2 Advisory Vote to Approve Executive Compensation……………………………….........	57
Proposal No. 3 Ratification of Independent Registered Public Accounting Firm..................................	58
Audit Committee Report………………………………...………………………………..............................	59
Deadline for Submission of Stockholder Proposals to be Presented at the 2019 Annual Meeting of Stockholders…………………...………………………………............................................	61
Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address ……………………	61
Miscellaneous ………………………………...……………………………….............................................	61

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2018: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.proxyvote.com.

TIVITY HEALTH, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
THURSDAY, MAY 24, 2018

The proxy is solicited by the Board of Directors (the "Board") of Tivity Health, Inc. ("Tivity Health" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2018, at 8:30 a.m., Central time, at the Company's Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067, and at all adjournments or postponements thereof (the "2018 Annual Meeting of Stockholders"), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.  In accordance with Securities and Exchange Commission (the "Commission") rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (the "Form 10-K"). The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Form 10-K and a form of proxy card.  Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 13, 2018.

In the election of directors (Proposal No. 1), you may vote "FOR" or "AGAINST" any or all of the nominees or you may "ABSTAIN" from voting with respect to any or all of the nominees. If you "ABSTAIN" from voting, it will not affect the outcome of this proposal.

For the advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") (Proposal No. 3), you may vote "FOR," "AGAINST" or "ABSTAIN."  If you "ABSTAIN," it will have the same effect as a vote "AGAINST" these proposals.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement set forth under Proposal No. 2, and FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2018 set forth under Proposal No. 3.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2018 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to vote.  The shares may be present in person or represented by proxy at the 2018 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election of directors, a nominee will be elected as a director if the number of votes cast "FOR" such nominee exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or "AGAINST").  In the advisory vote to approve executive compensation, the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy will constitute the stockholders' non-binding approval with respect to our executive compensation programs.  The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as independent registered public accounting firm (Proposal No. 3), without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors and the advisory vote to approve executive compensation are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as vote cast (with respect to Proposal No. 1) or as shares entitled to vote (with respect to Proposal No. 2). Accordingly, broker non-votes will have no impact on the outcome of the election of directors (Proposal No. 1) or the advisory vote to approve the compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2).

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and voting in person; by filing, no later than 5:00 p.m., Central time on Wednesday, May 23, 2018, with the Secretary of the Company a written notice of revocation; by duly executing a proxy bearing a later date; or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern time on Wednesday, May 23, 2018.

The preliminary voting results will be disclosed in a Current Report on Form 8-K that will be filed by the Company with the Commission within four business days following the 2018 Annual Meeting of Stockholders.  The final voting results, if different from the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days following the date on which the final results become known to us.

Each share of our common stock, $.001 par value ("Common Stock"), issued and outstanding on the record date, March 29, 2018, will be entitled to one vote on all matters to come before the 2018 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of March 29, 2018, there were outstanding 39,847,047 shares of Common Stock.

We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement. In addition to solicitations by mail, solicitations may be made by Internet, telephone, facsimile, email, or personal or press interviews. Some solicitations by any of these methods may be made by our directors and executive officers or by our investor relations employees within the normal conduct of their duties and without additional remuneration. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding shares of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers, directors, and director nominees as a group.  The information set forth below is based on ownership information we received as of March 29, 2018 (except as otherwise noted below).  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.  Unless otherwise noted, the address of each beneficial owner is c/o Tivity Health, Inc., 701 Cool Springs Blvd., Franklin, TN 37067.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,624,987 (2)	11.61%
The Vanguard Group.………………………………….………… 100 Vanguard Blvd. Malvern, PA 19355	4,516,582 (3)	11.33%
Neuberger Berman Group LLC. 1290 Avenue of the Americas New York, NY 10104	2,348,000 (4)	5.89%
Donato J. Tramuto****	96,936 (5)	*
Robert J. Greczyn, Jr.**	32,039 (6)	*
Lee A. Shapiro**	27,867 (6)	*
Kevin G. Wills**	21,870 (6)	*
Mary Flipse***.	20,753	*
Glenn Hargreaves***	20,357	*
Conan J. Laughlin**	16,040 (6)	*
Bradley S. Karro**	16,039 (6)	*
Paul H. Keckley, Ph.D.**	14,489 (6)	*
Archelle Georgiou, M.D. **	11,387 (7)	*
Peter A. Hudson, M.D. **	11,387 (7)	*
Adam Holland***	0	*
Sara J. Finley *****	0	*
Beth M. Jacob *****	0	*
All directors, director nominees, and executive officers as a group (14 persons)	289,164 (8)	0.73%

*            Indicates ownership of less than one percent of our outstanding shares of Common Stock
**           Director of the Company
***          Named Executive Officer
****         Director and Named Executive Officer
*****        Director Nominee

(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after March 29, 2018 pursuant to the exercise or vesting of options to purchase shares of Common Stock ("stock options") or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options or other securities held by our other directors and executive officers that are exercisable within 60 days after March 29, 2018 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.

(2)
Information with respect to stock ownership is based on a Schedule 13G filed by BlackRock, Inc. with the Commission on January 19, 2018 and includes shares held by certain of its subsidiaries.  Includes 4,555,053 shares to which BlackRock, Inc. has sole voting power and 4,624,987 shares to which BlackRock, Inc. has sole investment power.

(3)
Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") with the Commission on February 9, 2018 and includes shares held by certain of its subsidiaries. Includes 60,534 shares to which Vanguard has sole voting power, 2,300 shares to which Vanguard has shared voting power, 4,456,648 shares to which Vanguard has sole investment power and 59,934 shares to which Vanguard has shared investment power.

(4)
Information with respect to stock ownership is based on a Schedule 13G filed by Neuberger Berman Group LLC ("Neuberger") with the Commission on February 15, 2018 and includes shares held by certain of its subsidiaries. Includes 2,335,660 shares to which Neuberger has shared voting power and 2,348,000 shares to which Neuberger has shared investment power.

(5)	Includes 1,551 shares issuable upon vesting of restricted stock units within 60 days after March 29, 2018.

(6)	Includes 4,563 shares issuable upon vesting of restricted stock units within 60 days after March 29, 2018.

(7)	Includes 3,012 shares issuable upon vesting of restricted stock units within 60 days after March 29, 2018.

(8)	Includes 34,953 shares issuable upon vesting of restricted stock units within 60 days after March 29, 2018.

Corporate Governance

Board and Committee Summary

The table below lists the current members of the Board and their current committee assignments.
Board Member	Age	Director Since	Primary Occupation	Audit	Comp	NCG	Strategic
Georgiou	55	2016	President, Georgiou Consulting, LLC		M	M
Greczyn	66	2015	Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina		M	C
Hudson	52	2016	Managing Director of Alta Partners	M, F			M
Karro	56	2014	Principal of Hillcote Advisors		M		C
Keckley	68	2014	Managing Director of The Keckley Group			M	M
Laughlin	45	2014	Founder, Portfolio Manager, and Managing Member of North Tide Capital	M, F	C
Shapiro	62	2015	Managing Partner of 7wire Ventures	C, F			M
Tramuto (1)	61	2013	Chief Executive Officer of Tivity Health, Inc.
Wills (2)	52	2012	Chief Financial Officer of Tapestry, Inc.
2017 Meetings			Board: 16	12	9	4	6

Audit	Audit Committee	C	Chair
Comp	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial Expert
Strategic	Strategic Review Committee

(1)	Mr. Tramuto became the chief executive officer of the Company on November 1, 2015 and remained a member of the Board. He is not a member of any committee of the Board.
(2)	Mr. Wills serves as Chairman of the Board and is not a member of any committee of the Board.

Other than Mr. Tramuto, all of the members of the Board who served during 2017 are "independent directors", as defined under the Nasdaq Stock Market ("Nasdaq") listing standards. Additionally, the Board has determined that each of Mss. Finley and Jacob, the two director nominees who are not currently members of the Board, qualifies as an "independent director", as defined under the Nasdaq listing standards.

During 2017, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held (i) by the Board during the period for which such director served as a member of the Board and (ii) by the committees of which such director was a member during the period for which such director served as a member of such committees.

Board Structure

Our Amended and Restated Bylaws, as amended (our "Bylaws"), provide that the Board shall consist of no fewer than five nor more than 12 directors, with the exact number of directors to be determined from time to time by resolution of the Board, which we believe provides for the optimal exchange of ideas without stifling cooperation.  In 2017, the size of the Board was set at nine directors.  In 2018, the size of the Board was expanded to ten directors after recommendation of the Nominating and

Corporate Governance Committee and subsequent Board approval, to take effect at the 2018 Annual Meeting of Stockholders.

While our Board's Governance Guidelines (our "Corporate Governance Guidelines") provide flexibility in who may serve as Chairman of the Board, the Board believes that it is currently appropriate to separate the roles of Chairman and Chief Executive Officer ("CEO"). The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman ensures that the Board's time and attention are focused on effective oversight of the matters most critical to the Company.  Mr. Wills currently serves as Chairman of the Board.

Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.tivityhealth.com.

Mr. Laughlin will not be standing for re-election at the 2018 Annual Meeting of Stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee and subsequent approval by the Board, the size of the Board has been increased from nine directors to ten directors beginning at the 2018 Annual Meeting of Stockholders, and Mss. Finley and Jacob have been nominated for election by the Board to fill the additional Board seat and the vacancy that will arise from the departure of Mr. Laughlin from the Board.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Each of the Audit, Compensation, Nominating and Corporate Governance, and Strategic Review Committees plays a significant role in assisting the Board to fulfill its oversight responsibilities.

Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company's internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board.

Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in "Compensation Discussion and Analysis", the Compensation Committee has determined that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.

Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board.

The Strategic Review Committee assists the Board with risk oversight by reviewing, evaluating, and making recommendations to the Board regarding the Company's business strategy. The activities of each of our committees are set forth in greater detail in each of their respective charters, which are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.tivityhealth.com.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Committees of the Board

Compensation Committee

During 2017, the Compensation Committee was composed of Dr. Georgiou and Messrs. Karro and Laughlin for the entire year, Mr. Greczyn from the 2017 Annual Meeting of Stockholders through the end of the year and Dr. Mary Jane England from January 2017 until the 2017 Annual Meeting of Stockholders (at which time she did not stand for re-election to the Board).  It was chaired by Mr. Laughlin. As discussed in "Compensation Discussion and Analysis," all of the directors who serve on the Compensation Committee are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "Outside Directors" for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and "independent directors" as defined under the Nasdaq listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers, approving the appropriate compensation of each of our executive officers, and administering our equity-based incentive plans, among other things.  The Compensation Committee's Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Compensation Committee's duties and responsibilities.

Nominating and Corporate Governance Committee

During 2017, the Nominating and Corporate Governance Committee was composed of Drs. Georgiou and Keckley and Mr. Greczyn for the entire year and Dr. England from January 2017 until the 2017 Annual Meeting of Stockholders (at which time she did not stand for re-election to the Board).  It was chaired by Dr. England until February 2017 and by Mr. Greczyn from February 2017 through the end of the year. All of the directors who serve on the Nominating and Corporate Governance Committee are "independent directors" as defined under the Nasdaq listing standards.  The Nominating and Corporate Governance Committee's responsibilities include, among other things, identifying individuals qualified to become members of the Board, recommending such individuals to the Board for election to the Board, and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee's Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Nominating and Corporate Governance Committee's duties and responsibilities and sets forth the director nomination process.

Audit Committee

During 2017, the Audit Committee was composed of Messrs. Shapiro and Laughlin and Dr. Hudson. It was chaired by Mr. Shapiro. All of the directors on the Audit Committee are "independent directors" as defined under the Nasdaq listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual's financial sophistication.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin, and Dr. Hudson qualifies as an "audit committee financial expert", as defined by the regulations of the Commission.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Audit Committee's Charter, which is reviewed annually by the Audit Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Audit Committee's duties and responsibilities.

Strategic Review Committee

The Strategic Review Committee reviews, evaluates and makes recommendations to the Board regarding the Company's business strategy. The Strategic Review Committee is advisory in nature and does not have the power to direct or approve the day-to-day management and operations of the Company.  During 2017, the Strategic Review Committee was composed of Messrs. Karro and Shapiro and Drs. Keckley and Hudson for the entire year and Mr. Greczyn from January 2017 until the 2017 Annual Meeting of Stockholders. It was chaired by Mr. Karro. All of the directors who serve on the Strategic Review Committee are "independent directors" as defined under the Nasdaq listing standards.  The Strategic Review Committee's Charter is available on our website at www.tivityhealth.com and provides a detailed description of the Strategic Review Committee's duties and responsibilities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve in the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.tivityhealth.com, provide a framework for the conduct of the business of the Board.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, "colleagues").  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.tivityhealth.com. We intend to post any waiver of a provision of the Code of Business Conduct granted to any principal executive, financial, or accounting officers or any material amendment to the Code of Business Conduct on our website.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under "Identifying and Evaluating Nominees for Directors."  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2019 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 61.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest character and integrity and possess an inquiring mind, vision and the ability to work well with others.  Currently, all of our directors except for Mr. Tramuto are independent. Other criteria that will be considered include prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration.  While the Company's Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee's practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance

Committee considers diversity in the context of the Board as a whole and takes into account a candidate's personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.  As such, in order to be active participants and perform all director duties responsibly, directors' service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other reasons.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, management, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience, and expertise on the Board.  Mss. Finley and Jacob were identified by two non-management directors and recommended by the Nominating and Corporate Governance Committee to the Board to be nominated to stand for election at the 2018 Annual Meeting of Stockholders and to serve, if elected, as directors until the 2019 Annual Meeting of Stockholders. Mss. Finley and Jacob have accepted their nominations and have agreed to serve as directors, if elected.

Directors' Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving attended the 2017 Annual Meeting of Stockholders held on May 25, 2017.

Communications with the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company's ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Ownership and Retention Guidelines

    The Company's stock retention guidelines applicable to executive officers require currently employed executive officers to maintain a minimum ownership in the Company's common stock calculated as a multiple of their base salary (at least 3.75 times base salary for the Chief Executive Officer, 1.8 times base salary for each of the Chief Financial Officer and the Chief Legal Officer, and 1.2 times base salary for the Chief Accounting Officer).  Executive officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all restricted stock units representing hypothetical shares of our Common Stock ("RSUs"), performance-based stock units ("PSUs") and market stock units ("MSUs"), until they reach the required multiple of base salary.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards. All of the Company's executive officers are currently in compliance with the guidelines.

Additionally, the Board has adopted stock retention guidelines for independent directors.  The guidelines require directors to maintain ownership in the Company's stock equal to three times the current minimum annual cash retainer for directors.  Directors must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Except for Mr. Wills, directors have until the five-year anniversary of their appointment to the Board to meet these requirements and may not sell shares of the Company's stock until the ownership requirement is achieved.  Mr. Wills was required to meet, and was in compliance with, the guidelines as of January 1, 2018.

Evaluations of Board and Committee Performance

 Each year, the Nominating and Corporate Governance Committee of the Board conducts an evaluation of the effectiveness of the Board as a whole and the performance of each committee of the Board.  The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  The evaluation process is designed to facilitate ongoing, systematic examination of the Board and each committee's effectiveness and accountability and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designs and coordinates the evaluations for the Board and its committees.  The Chair of the Nominating and Corporate Governance Committee is responsible for reporting the results to each committee and the full Board.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are not aware of any related party transactions between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act ("Item 404").

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404.

      In determining whether to approve or ratify any material related party transaction, the Audit Committee considers the relevant information and facts available to it regarding the transaction and takes into account factors such as the related party's relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction, and the benefits to the Company of the transaction. No director participates in the approval of an interested transaction for which he or she is a related party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

Election of Directors

The current Board consists of nine directors.  As previously discussed, upon the recommendation of the Nominating and Corporate Governance Committee and subsequent approval by the Board, the size of the Board has been increased from nine directors to ten directors beginning at the 2018 Annual Meeting of Stockholders.  All of the current directors except Mr. Laughlin will stand for re-election at the 2018 Annual Meeting of Stockholders, and Mss. Finley and Jacob will each stand for election to the Board for the first time.

A nominee for election will be elected as a director if the number of votes cast "FOR" such nominee at the 2018 Annual Meeting of Stockholders exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or "AGAINST").  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

Each of the ten persons below is a nominee for election to serve as a director for a term that will expire at the 2019 Annual Meeting of Stockholders and until his/her successor is elected and qualified.  Except for Mss. Finley and Jacob, who were each recommended to the Board by the Nominating and Corporate Governance Committee and who are standing for election to the Board for the first time, all of the Company nominees for election to the Board are presently directors of the Company and were previously elected by the Company's stockholders.  Except for Mr. Laughlin, all directors elected at the 2017 Annual Meeting of Stockholders are standing for re-election. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications and experience of each of our directors and director nominees.

Name	Age	Director Since	Position(s)
Sara J. Finley	58	n/a	Director nominee
Archelle Georgiou, M.D.	55	2016	Director
Robert J. Greczyn, Jr.	66	2015	Director
Peter A. Hudson, M.D.	52	2016	Director
Beth M. Jacob	56	n/a	Director nominee
Bradley S. Karro (1)	56	2014	Director
Paul H. Keckley, Ph.D. (1)	68	2014	Director
Lee A. Shapiro	62	2015	Director
Donato J. Tramuto	61	2013	Chief Executive Officer and Director
Kevin G. Wills	52	2012	Chairman of the Board

(1)  On June 2, 2014, we entered into a Nomination and Standstill Agreement (the "Nomination and Standstill Agreement") with North Tide Capital Master, LP, North Tide Capital and Conan J. Laughlin (collectively, the "North Tide Group") to end the proxy contest in connection with our 2014 Annual Meeting of Stockholders. Pursuant to the Nomination and Standstill Agreement, the Board nominated the following designees of the North Tide Group for election at our 2014 Annual Meeting of Stockholders, each of whom were subsequently elected at our 2014 Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter: Conan J. Laughlin, Bradley S. Karro and Paul H. Keckley, Ph.D.  The term of the Nomination and Standstill Agreement ended in February 2016. Mr. Laughlin is not standing for re-election at the 2018 Annual Meeting of Stockholders.

Sara J. Finley Principal of Threshold Corporate Consulting, LLC	Age 58	Director nominee

Ms. Finley is the Principal of Threshold Corporate Consulting, LLC, a consulting services firm that she founded in 2015.  From 2009 to 2011, Ms. Finley served as Senior Vice President and General Counsel of CVS Health Corporation, formerly known as CVS Caremark Corporation (including its predecessor companies, "CVS Caremark"), a publicly traded pharmacy services company.  From 2007 to 2009, Ms. Finley served as Senior Vice President and General Counsel of the pharmacy benefits management division of CVS Caremark, and from 2011 until her retirement from the company in 2015, Ms. Finley served as a senior legal advisor for CVS Caremark.  From 1998 to 2007, Ms. Finley served as Senior Vice President, Assistant General Counsel and Corporate Secretary of Caremark Rx, Inc., a publicly traded company and a predecessor of CVS Caremark. Previously, she was a partner at the law firm Kutak Rock in Atlanta, Georgia.  Ms. Finley graduated from the University of Alabama and received her law degree from Vanderbilt University.  She currently serves on the board of directors of Oak Paper Products Company, Inc., a privately-held paper products, packaging and janitorial supply company based in Los Angeles, California and Studio Bank, a community bank in organization in Nashville, Tennessee.  Ms. Finley is also a board member and member of the finance committee of The Hospital Authority of Metropolitan Nashville and Davidson County in Nashville, Tennessee and President of the Vanderbilt Law School Board of Advisors. She has also served on several Nashville non-profit boards, including Alive Hospice, The Land Trust for Tennessee, and The Nashville Food Project.

Qualifications: Ms. Finley's specific skills, experience and qualifications to serve as a director of the Company include over 15 years of executive management experience for industry-leading health care companies; board leadership roles for corporate, nonprofit and governmental organizations; and extensive experience as a senior legal advisor for mergers and acquisitions, health care regulatory matters, corporate governance, enterprise risk management, compliance, and other matters.  We believe Ms. Finley's experience and perspective will provide our Board with valuable insight, particularly with respect to strategic, legal, compliance, and risk management matters.

Archelle Georgiou, M.D. President of Georgiou Consulting, LLC	Age 55	Director since 2016
Dr. Georgiou is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December 2007. Previously, Dr. Georgiou worked for UnitedHealth Group Corporation in numerous executive-level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including as a healthcare expert and media correspondent for a twice weekly television segment in Minneapolis-St. Paul, Minnesota. Since March 2014, Dr. Georgiou has been an instructor at the University of Minnesota Carlson School of Management. From 2011 to 2014, Dr. Georgiou served as Senior Advisor to TripleTree, a merchant bank and strategic advisory firm solely focused on healthcare, and Chair of Health Executive Roundtable, a healthcare think tank focusing on innovative changes in the healthcare industry. From 2010 to 2015, Dr. Georgiou served on the Board of Directors of PRGX Global, Inc., a publicly traded provider of recovery audit services, where she was the chair of the nominating and governance committee.  Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Qualifications: Dr. Georgiou's specific skills, experience and qualifications to serve as a director of the Company include many years of management, leadership and marketing and communications experience, including over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. We believe Dr. Georgiou's experience and perspective provides our Board with valuable insight, particularly with respect to the Company's healthcare-related services.

Board Committees:  nominating and corporate governance; compensation

Robert J. Greczyn, Jr. Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina	Age 66	Director since 2015

Mr. Greczyn was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina ("BCBSNC") from 2000 until his retirement in 2010, where he also served on the Board of the Blue Cross Blue Shield Association.  Since his retirement, Mr. Greczyn has served as Principal Manager of Capital Food Group, LLC and RJG Restaurant Group LLC, a privately held restaurant franchise operations.  From August 1998 until September 1999 he was the Chief Operating Officer of BCBSNC and became its President in September 1999.  From 1990 to 1998, he was the President and CEO of Carolina Physicians Health Plan, a health maintenance organization, which was partially acquired by Healthsource, Inc. in 1991 and fully acquired by Healthsource, Inc. in 1994, at which time it became Healthsource North Carolina.  In 1997, Cigna Corporation acquired Healthsource, Inc.  From 1986 to 1990, Mr. Greczyn was President and CEO of Health Plan of Delaware, Ltd. (which was acquired by Principal Health Care, Inc. in 1988, at which time it became Principal Health Care of Delaware, Inc.).  From March 2011 to November 2014, Mr. Greczyn served on the Board of Directors of Liposcience, Inc., a publicly traded (until its acquisition by Laboratory Corporation of America in November 2014) clinical diagnostic company, where he chaired the compensation committee and was a member of the audit committee.  He also served as the interim President and Chief Executive Officer of Liposcience, Inc. from August 2013 until February 2014, during which time he resigned from his positions on the audit and compensation committees.  From October 2011 until August 2012, Mr. Greczyn served as a director of M*Modal Inc., a publicly traded (until its acquisition August 2012 by One Equity Partners) provider of interactive clinical documentation and speech understanding technology, where he was a member of the compensation and audit committees.  From 2006 to 2008, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation's leading health insurers working to simplify healthcare transactions.  Mr. Greczyn also serves as a board member of Vidant Health and Vidant Medical Center, a not for profit large hospital, of which he is the chair of the compensation committee.  Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University.

Qualifications:  Mr. Greczyn's specific skills, experience and qualifications to serve as a director of the Company include over 20 years of experience as Chief Executive Officer of three health insurance companies as well as service on the compensation and audit committees of publicly traded companies.  We believe his extensive management experience and knowledge of the managed care industry and his prior public company board experience provides critical insight to our Board.

Board Committees:  nominating and corporate governance (chair); compensation

Peter A. Hudson, M.D. Managing Director of AltaPartners	Age 52	Director since 2016

Dr. Hudson has served as a Managing Director at Alta Partners, a healthcare venture capital firm, since October 2015. He also serves on numerous boards, including Chairman of the Board of U.S. Acute Care Solutions ("USACS"), one of the nation's largest acute care companies, since May 2015, and Chairman of the Board of Emergency Medicine Physicians, one of USACS' founding organizations, since July 2014. In addition, Dr. Hudson has been on the board of directors for private-equity backed Maestro Health, since November 2014, mobile acute care provider, DispatchHealth, since August 2015, and has served as senior advisor to venture-backed Augmedix, Inc., a privately-held company that operates in the information technology services & consulting industry, since January 2015. From 2008 to March 2014, Dr. Hudson was Chief Executive Officer of iTriage LLC, a mobile healthcare company, which was acquired by Aetna, Inc.  Dr. Hudson then served as Head of Consumer Technologies at Aetna from October 2013 through March 2014. From 2001 to 2010, Dr. Hudson was managing business partner for Emergency

Physicians at Porter Hospitals, an emergency medicine staffing company in Denver, Colorado. Dr. Hudson is on the Science and Technology Advisory Board at Children's Hospital of Philadelphia, the Blackstone Entrepreneurs Network Steering Committee, and the investment advisory board for University of Colorado School of Medicine's Chancellor's Innovation Fund. Dr. Hudson was the Colorado Technology Association's Entrepreneur of the Year in 2013 and a guest of the First Lady at the State of the Union in 2013, representing digital health as a national policy objective. He holds a B.A. in Political Science and Pre-Med from Colorado College and an M.D. from the University of Colorado School of Medicine.

Qualifications: Dr. Hudson's specific skills, experience and qualifications to serve as a director of the Company are evidenced by over 15 years of experience as a physician and entrepreneur founding, growing, and investing in both healthcare technology and services and digital health. We believe that Dr. Hudson's focus on creating efficiencies within the healthcare delivery system and empowering healthcare consumers with novel technology provides critical insight to our Board.

Board Committees:  audit; strategic review

Beth M. Jacob Senior Vice President, Strategic Advisor and Leadership Coach of SPS Commerce	Age 56	Director nominee

Since March 2018, Ms. Jacob has been serving as the Senior Vice President, Strategic Advisor and Leadership Coach for SPS Commerce, Inc. ("SPS Commerce"), a leader in cloud-based supply chain management solutions that provides proven integration and comprehensive retail performance analytics to customers worldwide.  From 2015 to March 2018, Ms. Jacob was the Senior Vice President, Chief Customer Success Officer, for SPS Commerce, where she created a high energy and innovative customer success organization that delivers new services and value to drive retention and growth.  From 2002 to 2014, Ms. Jacob was an executive with Target Corporation ("Target"), a leading upscale discount retailer that provides high-quality merchandise with a guest-friendly experience across store and digital channels.  At Target, she was Executive Vice President and Chief Information Officer from 2010 to 2014 and Senior Vice President and Chief Information Officer from 2008 to 2010. Ms. Jacob also was responsible for the global operations of Target India from 2011 to 2014.  From 2006 to 2008, Ms. Jacob was the Vice President of Target Financial Services, Guest Operations, leading the contact center and collection operations team that provided services to Target's customers.  From 2003 to 2006, Ms. Jacob was Vice President of Target Financial Services, Guest Contact Centers, and from 2002 to 2003, she was the Director of Target Financial Services, Guest Contact Centers.  Prior to joining Target, Ms. Jacob spent 15 years at Ameriprise Financial, Inc. (formerly known as American Express Financial Advisors), a leading diversified financial services firm dedicated to helping customers achieve their financial goals.   Ms. Jacob graduated with a B.S. degree from the University of Minnesota in 1984 and received her Master of Business Administration degree from the University of Minnesota Carlson School of Management in 1989.  Ms. Jacob has served on several non-profit boards, and currently serves on the Twin Cities Habitat for Humanity Board of Directors, where she co-chairs the Strategic Planning Committee.

Qualifications: Ms. Jacob's specific skills, experience and qualifications to serve as a director of the Company include more than 30 years of consumer-focused business experience with a broad range of responsibilities, spanning customer strategy and service, global operations, technology and data capabilities, scaling strategies for growth, and successful leadership and engagement of teams comprised of several thousand members. We believe Ms. Jacob's experience and perspective will provide our Board with valuable insight, particularly with respect to the Company's developing digital platforms and strategy.

Bradley S. Karro Principal of Hillcote Advisors	Age 56	Director since 2014

Mr. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in July 2008. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998, and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers and acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor's e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee's initiatives leading towards the adoption of electronic medical records. From October 2013 to March 2017, Mr. Karro served as a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., a global specialty pharmaceutical and medical device company, where he chaired the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc., an information technology systems provider for hospitals, healthcare networks, and imaging facilities, from 2008 through 2009.

Qualifications:  Mr. Karro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his more than 25 years of healthcare industry experience, extensive knowledge of the healthcare industry, executive management experience, and prior public board experience.

Board Committees:  compensation; strategic review (chair)

Paul H. Keckley, Ph.D. Managing Director of The Keckley Group	Age 68	Director since 2014
Dr. Keckley has been the Managing Director of The Keckley Group, an independent healthcare research and policy analysis firm, since December 2012.  In addition, Dr. Keckley is the Editor of The Keckley Report, which he began publishing in September 2013, and an expert on health industry trends and U.S. health system reform. Dr. Keckley was the Managing Director of Navigant Center for Healthcare Research and Policy Analysis from March 2014 through February 2016.  In his 40-year health industry career, Dr. Keckley has served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through September 2013. Dr. Keckley currently serves on the Advisory Boards of Western Governors University and Lipscomb University College of Pharmacy and is a member of the Health Executive Network.

Qualifications: Dr. Keckley's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his 40-year career in healthcare research and policy analysis. Dr. Keckley has published 200 trade and peer reviewed articles and conducted numerous primary research studies about population-health management business models, trends, and issues. He is also the publisher of the Keckley Report, a weekly analysis of healthcare industry trends. We believe his research regarding population-health management business models, trends, and issues and his ongoing analysis of the healthcare industry provides valuable insights to the Board on both the historical and current trends within the healthcare industry.

Board Committees:  nominating and corporate governance; strategic review

Lee A. Shapiro Managing Partner of 7wire Ventures	Age 62	Director since 2015

Since June 2013, Mr. Shapiro has been a Managing Partner of 7wire Ventures, a venture capital firm he co-founded to invest in innovative ideas and entrepreneurs, mostly in the areas of consumer-focused healthcare and education technology.  Previously, from 2002 through December 2012, Mr. Shapiro was President of Allscripts Healthcare Solutions, Inc., a publicly traded healthcare information technology company ("Allscripts"), and served as a consultant to the Chief Executive Officer of Allscripts from January 2013 to June 2013.  Prior to joining Allscripts, from 1998 to 2000, he was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States.  Mr. Shapiro's career also includes serving as president of SES Properties, Inc., Vice Chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. In addition to serving on the boards of several privately held companies, Mr. Shapiro currently serves on the boards of directors of Medidata Solutions, Inc., a publicly traded global provider of cloud-based solutions for life sciences (where he is a member of the audit committee and the nominating and corporate governance committee); Aptus Health, Inc. ("Aptus"), formerly known as Physicians Interactive Holdings, LLC ("PIH"), a wholly-owned subsidiary of Merck & Co., Inc., that is one of the largest providers of online resources for healthcare information, medication samples and mobile decision support tools to healthcare professionals (where he chairs the audit committee and is a member of the compensation committee); and the American Heart Association.  Mr. Shapiro currently serves on the advisory board of the Gastro-Intestinal Research Foundation.  Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

Qualifications:  Mr. Shapiro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services.  His understanding of emerging digital health technologies is also important to the Company's investments and positioning.  In addition, we believe his prior and current public and private company board experience provides critical insight to our Board.

Board Committees: audit (chair); strategic review

Donato J. Tramuto Chief Executive Officer of the Company	Age 61	Director since 2013

Mr. Tramuto has served as Chief Executive Officer of the Company since November 2015.  He has served on the Board since May 2013 and was Chairman of the Board from June 2014 until becoming Chief Executive Officer in November 2015. From 2008 until November 2015, Mr. Tramuto served as Chief Executive Officer and Chairman of Aptus, formerly known as PIH, which was sold in 2013 to Merck Global Health Innovation Fund.  Prior to founding PIH, he served as President of the Physicians Interactive Division of Allscripts from 2006 to 2008.  From 2004 to 2006, Mr. Tramuto was Chief Executive Officer of i3 Pharmaceuticals, LLC, a global pharmaceutical services company that, prior to its sale to inVentiv Health, Inc. in 2011, was part of Ingenix, Inc. (a subsidiary of UnitedHealth Group Incorporated).  Prior to joining Ingenix, Mr. Tramuto was one of the founders of Protocare, Inc. ("Protocare"), a large provider of drug development services, where he served as Chief Executive and President of the Protocare Sciences Division and Corporate Officer of Protocare from 1998 to 2003.   Prior to co-founding Protocare, Mr. Tramuto served as General Manager/Executive Vice President of the Home Healthcare Business Unit and Corporate Vice President of Disease Management Marketing at Caremark.  Mr. Tramuto currently serves on the board of directors of Sharecare, Inc., a private health and wellness company.  Mr. Tramuto also serves on executive leadership boards including service on the Boston University School of Public Health Dean's Advisory Board and as a Board Trustee at the Robert F. Kennedy Center for Justice and Human Rights Europe Board.  Mr. Tramuto is the founder of Health eVillages, where he serves on the board, and a former member of the State of Maine Economic Growth Council, an appointment by former Maine Governor John Baldacci.

Qualifications:  Mr. Tramuto's specific skills, experience and qualifications to serve as Chief Executive Officer and a director of the Company include his service as Chief Executive Officer of several mid-to-large sized, global healthcare companies, providing more than 30 years of healthcare experience in both the product and service segments.  He has extensive knowledge in strategy, product and business development, succession planning, marketing, and consumer insights and has taken several companies from the startup phase to successful exits. In 2005, 2009, and 2012, Mr. Tramuto was selected by PharmaVOICE as one of the Top 100 Most Inspirational Healthcare Leaders in the Life Sciences Industry.  In May 2012, he was recognized by The Boston Globe as one of the top 12 innovators in Massachusetts for the launch of Health eVillages, a non-profit organization he founded in 2011 providing global mobile healthcare to disadvantaged communities. In 2013, he received the Healthcare IT News H.I.T. Men & Women Award in the Innovators category. In December of 2014, he was awarded, along with Hillary Clinton, Robert DeNiro, and Tony Bennett, the 2014 Robert F. Kennedy Ripple of Hope Award, for his more than three decades of executive leadership in advancing innovative healthcare programs that have had a meaningful impact in saving lives. In 2015, he was selected by the magazine PM360 as one of the most 100 influential healthcare leaders and was awarded an honorary doctorate of humane letters from the College of Fine Arts at the University of Massachusetts at Lowell.

Board Committees:  none

Kevin G. Wills Chief Financial Officer of Tapestry, Inc.	Age 52	Director since 2012

Mr. Wills has been Chairman of the Board since November 2015.  Mr. Wills currently serves as Chief Financial Officer of Tapestry, Inc. (formerly Coach, Inc.), since February 2017.  From March 2014 to February 2017, Mr. Wills served as Managing Director and Chief Financial Officer of AlixPartners, LLP, a global business advisory firm.  From May 2007 through November 2013, he served as Executive Vice President and Chief Financial Officer of Saks Incorporated (now a part of Hudson's Bay Company), a publicly traded (prior to the fourth quarter of 2013) retailer of fashion apparel, shoes, accessories, jewelry, cosmetics and gifts.  During his tenure at Saks Incorporated, Mr. Wills served as Executive Vice President of Finance/Chief Accounting Officer from May 2005 through April 2007, and as Executive Vice President of Operations for Parisian, Inc., a retailer, from February 2003 until April 2005.  Prior to that, he was appointed Senior Vice President of Planning and Administration for Saks Department Store Group in September 1999, Senior Vice President of Strategic Planning in September 1998 and Vice President of Financial Reporting for Saks Incorporated in September 1997.  Prior to joining Saks Incorporated, Mr. Wills served as Vice President and Controller for Tennessee Valley Authority ("TVA"), an energy producer.  Before joining TVA, Mr. Wills served as the Business Assurance Manager for Coopers and Lybrand (currently known as PricewaterhouseCoopers), an accounting and financial services firm.

Qualifications:  Mr. Wills' specific skills, experience and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, including as Chief Financial Officer of Tapestry, Inc., Managing Director and Chief Financial Officer of AlixPartners, LLP and Chief Financial Officer of Saks Incorporated, as mentioned above. Additionally, Mr. Wills is a Certified Public Accountant and brings significant capital markets, mergers and acquisitions and international operations experience, all of which enhance our Board's understanding of various financial aspects of the Company's business.

Board Committees:  none

The Board recommends a vote FOR each nominee.

Director Compensation

For 2017, non-employee directors (excluding the Chairman of the Board, who received a $200,000 annual cash retainer) each received a $75,000 annual cash retainer as well as annual committee retainers as follows:

	Annual Retainer
Committee	Member	Chair
Audit	$15,000	$30,000
Compensation	$10,000	$20,000
Nominating and Corporate Governance	$10,000	$20,000
Strategic Review	$10,000	$20,000

Mr. Wills receives an annual cash retainer in the amount of $200,000 for serving as Chairman of the Board and receives no other additional cash compensation for his service on the Board or attendance at any Board or Committee meetings.

In addition, each non-employee director received RSUs on the date of the 2017 Annual Meeting of Stockholders with a grant date fair value of approximately $100,000.  Equity awards to non-employee directors during 2017 were made pursuant to the Company's Amended and Restated 2014 Stock Incentive Plan (the "2014 Stock Plan").  Mr. Tramuto receives no additional compensation for serving as a member of the Board.

The following table summarizes the compensation to each non-employee director during 2017.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
Mary Jane England, M.D. (3)	$43,750	$-	-	$43,750
Archelle Georgiou, M.D.	96,040	99,998	-	196,038
Robert J. Greczyn, Jr.	105,000	99,998	-	204,998
Peter A. Hudson, M.D.	100,000	99,998	-	199,998
Bradley S. Karro	105,000	99,998	-	204,998
Paul H. Keckley, Ph.D.	95,000	99,998	-	194,998
Conan J. Laughlin (4)	110,000	99,998	-	209,998
Lee A. Shapiro	115,000	99,998	-	214,998
Kevin G. Wills	200,000	99,998	-	299,998

(1)
Reflects the aggregate grant date fair value of RSUs granted during 2017 calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.  The grant date fair value of RSUs granted to the non-employee directors during 2017 was $33.20 per share. The following directors and former directors who served on the Board during 2017 had unvested stock awards outstanding as of December 31, 2017 as follows: Dr. England (3,850); Dr. Georgiou (3,012); Mr. Greczyn (6,114); Dr. Hudson (3,012); Mr. Karro (6,114); Dr. Keckley (6,114); Mr. Laughlin (6,114); Mr. Shapiro (6,114); and Mr. Wills (6,862).

(2)
The following directors and former directors who served on the Board during 2017 had stock option awards outstanding as of December 31, 2017 as follows:  Dr. England (37,495); Mr. Karro (15,000); Dr. Keckley (15,000); Mr. Laughlin (15,000); and Mr. Wills (27,026).

(3)	Dr. England did not stand for re-election at the 2017 Annual Meeting of Stockholders.

(4)	Mr. Laughlin will not stand for re-election at the 2018 Annual Meeting of Stockholders. Therefore, his term will end at the 2018 Annual Meeting of Stockholders.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties, and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings, revenues, and results of operations.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors.  These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Form 10-K, and those that will be described from time to time in the Company's filings with the Commission, including the Company's subsequent reports filed with the Commission on Form 10-K, Form 10-Q and Form 8-K, which are available on the Commission's website at www.sec.gov and on the Company's website at www.tivityhealth.com. We undertake no obligation to update or revise any such forward-looking statements.

Compensation Discussion and Analysis

Executive Summary

In 2017, our Named Executive Officers ("NEO") were as follows:

Name	Position

Donato Tramuto	Chief Executive Officer
Adam Holland (1)	Chief Financial Officer
Mary Flipse (2)	Chief Legal and Administrative Officer
Glenn Hargreaves (3)	Chief Accounting Officer (former Interim Chief Financial Officer)

(1)	Mr. Holland was hired as Chief Financial Officer ("CFO") effective June 15, 2017, a position which had been temporarily vacant since the departure of our prior CFO in November 2016.
(2)	Ms. Flipse served as Chief Legal Officer from January through June 2017 and was promoted to Chief Legal and Administrative Officer in July 2017.
(3)	Mr. Hargreaves served as Chief Accounting Officer for the entire year and as Chief Accounting Officer and Interim CFO from the beginning of the year until Mr. Holland's appointment as CFO.

The Company had no other executive officers who served during 2017.

2017 Performance Highlights

The Company's performance from continuing operations during 2017 is summarized below:

•	Revenues from continuing operations increased by approximately 11% over 2016 to approximately $557 million;
•	Pre-tax income from continuing operations increased by approximately 34% over 2016 to approximately $105 million; and
•
The Company's annualized total shareholder return ("TSR") for the one- and three-year periods ended December 31, 2017 was 61% and 23%, respectively, compared to 19% and 9%, respectively, for the Russell 3000 Index.

Key Compensation Actions for 2017

The Compensation Committee of the Board (the "Committee") believes that the Company's 2017 executive compensation program was effective in attracting, retaining, and providing appropriate incentives for our NEOs.  After considering the positive say-on-pay vote received from our stockholders at the 2017 Annual Meeting of Stockholders regarding our 2016 executive compensation program, input from our independent compensation consultant Frederic W. Cook & Co., Inc. ("FW Cook"), and competitive and best practices, the Committee made the following key decisions with respect to executive compensation for 2017:

•
Mr. Tramuto received no salary adjustment in 2017.  In February 2017, the Committee approved a base salary merit increase for Ms. Flipse of 4.5% and a promotional increase in July 2017 to $365,000.  Mr. Hargreaves' base salary was temporarily increased during the period in which he served as Interim CFO. Upon the completion of his service as Interim CFO in June 2017, the Committee restored his annual base salary to what it had been prior to his appointment as Interim CFO, reflecting his role as Chief Accounting Officer.  In June 2017, the Committee approved a base salary merit increase for Mr. Hargreaves of 3.5%.

•
The Committee designed the short-term incentive program such that each NEO's short-term incentive target included a majority component (75%) based on the Company's achievement of adjusted EBITDA ("Adjusted EBITDA Bonus") (defined as earnings before interest, taxes, depreciation, and amortization excluding certain pre-defined costs, losses, and expenses, including but not limited to discontinued operations, restructuring charges, impairment losses, and litigation settlements related to our discontinued operations) ("Adjusted EBITDA") and a remaining component (25%) based on achievement of his or her individual performance objectives ("Individual Performance Bonus").  The maximum amounts that each NEO could earn for the Adjusted EBITDA Bonus and the Individual Performance Bonus for the full year were 200% and 100% of target, respectively.  For 2017, the Company outperformed the goal for the Adjusted EBITDA Bonus established by the Committee, and therefore, the NEOs earned short-term cash incentive awards that were above target.

•	Following Mr. Hargreaves' successful completion of service as Interim CFO, the Committee awarded an additional bonus of $25,000 to Mr. Hargreaves, which was paid in July 2017.

•
Mr. Tramuto and Ms. Flipse did not receive an equity grant in 2017 due to the fact that they received "front-loaded" equity awards in 2015 that were granted as compensation for fiscal years 2016 through 2018.  These awards consisted of market stock units ("MSUs") that vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period and restricted stock units ("RSUs") that vest in three equal annual installments over three years.  Messrs. Hargreaves and Holland did not participate in the "front-loaded" equity program and therefore received an annual equity grant in 2017 consisting of RSUs that vest in three equal annual installments over three years.

The Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.  The Committee considers the results of the previous year's "say-on-pay" advisory vote on executive compensation and other feedback the Company receives from its stockholders in determining the Company's executive compensation policies and decisions.  This year's "say-on-pay" proposal is Proposal No. 2 in this Proxy Statement.

Summary of Compensation Practices

Below are the key features of our executive compensation program that we believe drive sustainable results, encourage executive retention, and align executive and stockholder interests.  We also highlight certain practices we do not do because we believe they do not align with our stockholders' long-term interests.

What We Do	What We Don't Do

✓ Reinforce our pay-for-performance philosophy by designing the majority of total target executive compensation to be variable,  through linkage to our financial or market results

✓ Mitigate undue risk by having caps on incentive awards and a recoupment policy with respect to all performance-based compensation, including performance-based equity

✓ Maintain meaningful stock ownership and retention requirements

✓ Engage an independent compensation consultant who reports directly to the Committee and does not provide any other services to the Company

✓ Require double trigger change in control provisions for acceleration of equity awards in all equity awards for executive officers made after February 2014

✓ Balance incentives to reward the achievement of short-term operating goals and long-term stockholder value creation

✓ Periodically, and at least annually, seek stockholder feedback on our executive compensation

X No excise tax gross-ups upon a change in control for employment agreements entered into or amended after February 2013

X No tax gross-ups on ongoing benefits (which do not include benefits associated with one-time events such as relocation) for current or future executive officers

X No granting of discounted stock options

X No repricing of stock options without stockholder approval

X No hedging or short sales of Company securities

X No pledging of Company securities

Impact of Say-on-Pay Vote Results

At the 2017 Annual Meeting of Stockholders, a majority (approximately 98%) of the shares that were actually voted on the proposal to approve the compensation of the Company's NEOs were in support of our executive compensation program as disclosed in the proxy statement relating to that meeting. The Committee has considered the outcome of the vote on executive compensation and believes it affirms our stockholders' support of our overall approach to executive compensation. Accordingly, we have endeavored, to the extent possible in light of the changes in senior leadership and evaluation of the Company's strategy, to maintain that overall approach to executive compensation. The Committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for our NEOs.

The Committee's Processes and Analyses

Role of Compensation Committee

The Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and approving any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

Only independent directors serve on the Committee. Based on the Committee's charter, the Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely composed of one or more members of the Committee.

Executive Compensation Philosophy and Objectives

We seek to attract, retain and motivate talented individuals who are committed to the Company's mission and core values.  The Committee is committed to designing and maintaining an executive compensation program that is performance-based, competitive, clear in its design and objectives, and aligns the interests of management with those of the Company's stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation (excluding benefits and perquisites) that is set at the beginning of the year for an NEO is variable.  We consider compensation to be variable if the ultimate value realized may differ from the intended target compensation.  Variable compensation includes both our annual short-term incentive awards and long-term incentive ("LTI") awards.

The Committee strives to align executive compensation with the unique talent and business needs of the Company, without encouraging excessive or unnecessary risk-taking, through the following objectives:

•
To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual contribution and corporate performance;

•
To closely align the interests of executives with the long-term interests of the Company and its stockholders through a significant portion of each executive's total compensation opportunity based on long-term equity incentives tied to stock price performance and/or operational performance; and

•	To provide appropriate incentives for executives to work toward the achievement of our overall business goals with payouts tied directly to the successful achievement of such goals.

The Committee strives to design total compensation opportunities for the Company's executives that are competitive, but not excessive, as compared to market practice.  Market practice is generally defined as median compensation levels found among companies of comparable size and business relative to the Company.  Individual compensation targets may be above or below market based on the following factors:

•	The individual skills and experience of the executive;

•	The difficulty of attracting or replacing the executive; and

•	Importance of the position to the Company's success.

In addition, actual compensation earned may be above or below market levels depending on the performance of the executive and the Company as a whole.

    We use the following compensation vehicles to meet the above-described objectives:

•	Base salaries;

•	Short-term incentives, based upon achieving clearly-defined financial and/or operational targets; and

•
Long-term incentives based on the achievement of financial performance, stock price performance, and/or business goals. To focus our executives on the Company's sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

The compensation vehicles may vary by executive based on role, responsibilities, and the executive's ability to influence Company performance and the achievement of key short- and long-term objectives.

On an annual basis, or more frequently as needed, the Committee reviews:

•	Its compensation philosophy, ensuring proper alignment with the Company's principal business objectives;

•	Our executive compensation policies in light of our financial performance, annual budget, long-term objectives, and competitive and best practices; and

•	The compensation of individual executives in light of such executive's contribution and performance and the Committee's executive compensation policies for that year.

As a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives, our cap on incentive awards, our recoupment policy (which permits the Committee, in its discretion, to recover incentive-based compensation from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company), our anti-hedging and anti-pledging policies, and our stock ownership guidelines, the Committee believes that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on high-performing individuals, and that those strategies promote individual responsibility for collective long-term success of the Company.

As discussed in further detail throughout this Compensation Discussion and Analysis, and based on Company performance in 2017, the Committee believes that 2017 executive compensation was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee retains an independent compensation consultant to review the Company's executive compensation practices.  The Committee also employs several tools to set executive compensation targets that meet the Company's objectives.  The Committee has engaged FW Cook since September 2013 to provide independent executive compensation advisory services.  The independent compensation consultant reports directly to the Committee and provides no other services to the Company.  The Committee uses the following tools to set compensation:

•	Assessment of individual performance.

o
Each year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for each NEO.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each NEO, excluding himself ("other NEOs").  The Committee determines compensation adjustments for each other NEO based on a variety of factors, such as a competitive compensation analysis; the Committee's assessment of each other NEO's individual performance, taking into account the CEO's input; the Company's performance; and the Committee's judgment based on such NEO's interactions with the Board.

o
After the end of the year, the CEO also presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO's performance for the previous year and discusses and recommends to the independent directors any compensation adjustment based on the competitive compensation analysis, its assessment of the CEO's performance in light of the pre-approved performance objectives, the Company's performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance.

o
In addition to each NEO's individual performance, the Committee also considers the Company's overall performance in determining executive compensation.  When evaluating the relationship between the CEO's pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years (as applicable).

•	Compensation market data.

o
The Committee reviews NEO compensation against external references to help guide compensation decisions.  The Committee does not use particular formulas or target specific market pay positions when determining compensation levels of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the "Survey Reports").  The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee's review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information compiled from the Survey Reports.

o
The Committee recognizes that the Company competes locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of the Company and its stockholders to provide compensation packages that deviate from the external market references.

Executive Compensation for 2017

Program Elements

The 2017 executive compensation program consisted of:

•	Base salaries;

•	Short-term cash incentive awards, based on achieving clearly-defined financial, operational, or financial reporting targets; and

•
LTI awards that are based on service and/or stock price performance.  To focus our executives on the Company's sustained performance over the long term, a meaningful portion of our target executive compensation is weighted toward long-term incentives.

  2017 Peer Group

At the end of 2016, FW Cook conducted a review of our peer group, particularly in light of the Company's reduced size following the sale of our total population health services business in July 2016.  FW Cook applied certain criteria in developing the 2017 Peer Group (as defined below) such as industry sector, revenues, and market capitalization.  With regard to revenue and market capitalization, FW Cook evaluated comparable companies with revenues ranging from $250 million to $1.1 billion and then-current market capitalization less than $2.7 billion.  FW Cook also considered in its analysis companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.  Eight of the 18 companies that comprised the peer group in 2016 were considered to be appropriate for inclusion in our 2017 peer group based on size and industry criteria.

Our revised peer group consists of the following companies (the "2017 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2017:

The Advisory Board Company	CRA International, Inc.	National Research Corporation
Alliance Healthcare Services, Inc.	Exponent, Inc.	Omnicell, Inc.
BioScrip, Inc.	HMS Holdings Corp.	Quality Systems, Inc.
CorVel Corporation	Inovalon Holdings, Inc.	Syneos Health, Inc.
Cotiviti Holdings, Inc.	LHC Group, Inc.	WebMD Health Corp.

The median revenue for the latest four quarters and the median market capitalization as of October 31, 2016 for companies in our 2017 Peer Group were $509 million and $1.2 billion, respectively.

Compensation Decisions for 2017

Based on the strong say-on-pay support received from our stockholders at the 2017 Annual Meeting of Stockholders regarding our 2016 executive compensation program, input from our independent compensation consultant FW Cook, and competitive and best practices, the Committee maintained an executive compensation structure generally consistent with the 2016 program, with the exception of long-term incentive grants to Messrs. Hargreaves and Holland as described on page 30.

The Committee believes that the Company's 2017 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs.  The Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders.

In general, and based on the methodology described under the heading "Compensation market data" on page 25, the Committee believes compensation levels for the NEOs are appropriate.

Employment Agreement with Mr. Holland

In connection with Mr. Holland's appointment as CFO effective June 15, 2017, the Company and Mr. Holland entered into an employment agreement pursuant to which Mr. Holland was entitled to receive the following:

•	An initial annual base salary of $325,000;
•
Short-term incentive or bonus or LTI awards, if any, to be determined and paid to Mr. Holland in accordance with the terms and conditions of the Company's bonus plan and/or LTI plan, as applicable; and

•	Eligibility to participate in all applicable benefits plans that are maintained by the Company.

Additionally, in connection with his appointment, Mr. Holland received an equity award consisting of 6,596 RSUs, which are scheduled to vest in three equal annual installments over three years.

Base Salary

In establishing base salaries for 2017, the Committee considered the Company's 2017 budget for salary increases as well as each NEO's performance and responsibilities, recommendations of the CEO, internal pay equity, pay relative to the market, and the date of each NEO's last salary increase.  In February 2017, the Committee approved a merit increase of 4.5% for Ms. Flipse based on her performance in 2016 and determined that there would be no base salary increase for Mr. Tramuto.  In July 2017, the Committee increased Ms. Flipse's base salary to $365,000 in connection with her promotion to Chief Legal and Administrative Officer.  In November 2016, the Committee approved an increased annual base salary rate equal to $350,000 for the period during which Mr. Hargreaves served as the Company's Interim CFO.  In June 2017, the Committee restored Mr. Hargreaves' annual base salary to $287,834, which is equal to what it had been prior to his appointment as Interim CFO, and approved a merit increase of 3.5% based on his performance in 2016.

Annualized Base Salary ($000s)

Name	2017 Base Salary	2016 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	$850	0%	n/a
Adam Holland	$325	Hired in 2017	Hired in 2017	n/a
Mary Flipse	$365 (1)	$335	Promoted in 2017	02/2016
Glenn Hargreaves (2)	$298	$288	3.5%	02/2016

(1)	As noted above, Ms. Flipse received a merit increase of 4.5% in February 2017 and a promotional increase in July 2017, which together increased her annual base salary to $365,000.
(2)
As noted above, beginning November 1, 2016, Mr. Hargreaves received a temporary salary increase (to an annual base salary rate equal to $350,000 from $287,834) for the period during which he served as the Company's Interim CFO.  In June 2017, Mr. Hargreaves' salary reverted to $287,834, and he received a merit increase of 3.5%, which increased his annual salary to $297,834.

Short-Term Cash Incentive Awards

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company's financial and operational objectives for the current year.  For 2017, the Committee designed the short-term incentive program such that the Adjusted EBITDA Bonus comprised 75% of each NEO's short-term incentive target and the Individual Performance Bonus comprised the remaining 25% of the target.  The maximum amounts that each NEO could earn for the Adjusted EBITDA Bonus and the Individual Performance Objectives Bonus for the full year were 200% and 100% of the target, respectively.

Short-Term Cash Incentive Target Percentages

Short-term cash incentive targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO's internal job grade.  In 2017, we made no changes to the alignments between our internal job grade structure and short-term incentive target percentages for NEOs.  The Committee believes that the short-term cash incentive targets are market competitive and that they establish the appropriate level of at-risk annual cash incentive and drive the achievement of annual performance goals.

Short-Term Cash Incentive Targets (as a percentage of base earnings)

	As of December 31,
Name	2017	2016

Donato Tramuto	100%	100%
Adam Holland	50%	n/a (1)
Mary Flipse	50%	50%
Glenn Hargreaves	45% (2)	55% (3)

(1)	Mr. Holland was not eligible to participate in the short-term cash incentive program for 2016 because his employment with the Company began effective June 15, 2017.

(2)
Mr. Hargreaves' short-term cash incentive target was temporarily set at 55% through June 14, 2017 (for the period during which he served as the Company's Interim CFO) and reverted to 45% on June 15, 2017.

(3)
Mr. Hargreaves' short-term cash incentive target was 45% through October 31, 2016 and was temporarily increased to 55% beginning on November 1, 2016 for the period during which he served as the Company's Interim CFO.

Adjusted EBITDA Bonus

Generally consistent with 2014 through 2016, the performance metric for short-term cash incentive awards for 2017 was Adjusted EBITDA, which was used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that Adjusted EBITDA provides a specific measure of operating and financial performance and aligns our executives with our short-term business goals for EBITDA growth.

The short-term cash incentive pool ("Bonus Pool") began funding when Adjusted EBITDA exceeded a certain threshold (the "Adjusted EBITDA Threshold"), as follows:

•	50% of every dollar in excess of the Adjusted EBITDA Threshold ("Incremental Dollar") funded the Bonus Pool until it reached approximately 75% of target;

•	Thereafter, 30% of every Incremental Dollar funded the Bonus Pool until it reached 100% of the target; and
•	Thereafter, 25% of every Incremental Dollar funded the Bonus Pool until it reached the maximum of 200% of the target.

No additional amounts go into the Bonus Pool once the maximum funding of 200% of the target has been met.

Each NEO was to begin earning an Adjusted EBITDA Bonus when Adjusted EBITDA exceeded the Adjusted EBITDA Threshold of $117.5 million.  Based on actual Adjusted EBITDA (before accruing the Adjusted EBITDA Bonus described herein) of $136.9 million for 2017, each eligible NEO earned an Adjusted EBITDA Bonus of 147% of target.

Individual Performance Bonus

The NEOs' individual performance objectives were established for two distinct periods – January through June 2017 (the "First Half") and July through December 2017 (the "Second Half") – and were set forth in a balanced scorecard specific to each NEO.  Each scorecard contained individual objectives in the four categories of financial, customer, operations and product, and culture.  Financial objectives emphasized the need to meet or exceed fiscal 2017 revenue and profitability goals.  Customer objectives emphasized securing and expanding our customer base and market share.  Operations and product objectives emphasized increasing engagement with members, technology and data improvements, and achieving product milestones. Culture objectives were designed to attract and retain the talent necessary to successfully execute our strategy.  The weighting of each category varied by NEO depending on the NEO's functional area of responsibility.  Based on the CEO's evaluation of each other NEO and the Committee's evaluation of the CEO, each eligible NEO met or exceeded his or her individual objectives to earn a First Half Individual Bonus and Second Half Individual Bonus.  Mr. Holland was not eligible for a First Half Individual Bonus based on his hire date.

Short-Term Cash Incentive Payouts for 2017 ($000s)

	2017 at Target			2017 Actual Payout
Name	Individual Performance Bonus	Adjusted EBITDA Bonus	Total	Individual Performance Bonus	Adjusted EBITDA Bonus	Total

Donato Tramuto	$213	$637	$850	$213	$936	$1,149
Adam Holland	$21	$64	$85	$21	$94	$115
Mary Flipse	$44	$133	$177	$44	$195	$239
Glenn Hargreaves	$38	$115	$153	$38	$169	$207

Special Bonus

In connection with his successful service as the Company's Interim CFO, the Committee awarded an additional bonus of $25,000 to Mr. Hargreaves, which was paid in July 2017. This bonus award is not reflected in the table above.

Long-Term Incentive Awards

The Committee believes that our LTI compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  LTI awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter after the Committee has had the opportunity to review the previous year's full year results, expected performance for the current year, and the Company's long-range business plan (to the extent a sufficient number of shares is available under the Company's equity incentive plan).  Awards are granted on the date of the

Committee's approval.  The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer's initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

The table below summarizes the types of long-term incentives granted to the NEOs in recent years intended to incentivize performance and the objective for using each of the incentives in supporting the interests of the stockholders.

Incentive	Objective
RSUs	Encourage executive retention, align management and stockholder interests, and minimize stockholder dilution
MSUs	Reward creation of value for stockholders

Annual Equity Awards

In late 2015, Mr. Tramuto and Ms. Flipse received "front-loaded" equity awards (consisting of RSUs and MSUs) that were granted as compensation for fiscal years 2016 through 2018; therefore, they did not receive an annual equity award in 2017. The RSUs vest in three equal annual installments over three years. The MSUs vest at the end of three years only if compounded annual TSR over the three-year vesting period equals at least 15% (target). A maximum of 180% of the target award shares may be earned if compounded annual TSR over the three-year vesting period equals at least 45%.  The MSUs were awarded in anticipation of a time of significant transition for the Company, with the purpose of incentivizing the Company's executive officers to successfully transform the business, execute on the new strategic direction, and create value for the Company's stockholders.

In 2016, Mr. Hargreaves, who did not participate in the front-loaded equity award program described above, received an annual equity grant consisting of RSUs and MSUs.  The RSUs vest in three equal annual installments over three years. The MSUs vest at the end of three years only if compounded annual TSR over the three-year vesting period equals at least 15% (target). A maximum of 140% of the target award shares may be earned if compounded annual TSR over the three-year vesting period equals at least 30%.

In 2017, when considering the annual equity awards to be granted to Messrs. Holland and Hargreaves in June 2017, the Committee initially sought to tie a meaningful component of the annual LTI award to performance-based equity.  However, the Committee did not believe MSU awards with TSR performance hurdles similar to those granted to NEOs in prior years would be appropriate (given the significant value already realized since such grants had occurred).  In addition, due to the LTI grants occurring in the middle of the year, granting PSUs tied to current fiscal year performance results would not be appropriate because a significant portion of the intended performance period had already lapsed and initial-year outcomes were no longer substantially uncertain.  Therefore, after considering input from the Committee's independent compensation consultant, the Committee decided to grant RSUs to Messrs. Holland and Hargreaves for 2017 (as set forth below) with the intent to resume the practice in 2018 of emphasizing performance-based equity.

Name	RSUs (1)	Fair Value of LTI Grant at Target

Adam Holland	6,596	$250,000
Glenn Hargreaves	5,277	$200,000

(1)	RSUs vest in three equal annual installments over three years.

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines require currently employed NEOs to maintain a minimum ownership in the Company's Common Stock calculated as a multiple of their base salary aligned with their job responsibility (at least 3.75 times base salary for Mr. Tramuto, 1.8 times base salary for Mr. Holland and Ms. Flipse, and 1.2 times base salary for Mr. Hargreaves).  NEOs must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs, PSUs, and MSUs granted until they achieve the required multiple of base salary.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.  All NEOs are currently in compliance with the guidelines.

Retirement Plans

401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Company's Retirement Savings Plan (the "401(k) Plan"), which is based on a calendar year, the Company matches 52 cents of each dollar of a participant's voluntary salary contributions (up to a maximum of 6% of base salary).  The annual maximum participant voluntary salary contribution, which is established by the Internal Revenue Service, was $18,000 for 2017, plus a "catch-up" contribution limit for those over 50 years old of $6,000.  With respect to the 2017 plan year, all of the Company's matching contribution was in cash.  Employees are credited with 20% vesting in Company contributions each year during their first five years of service such that after five years of service, employees are fully vested in all prior and future Company matching contributions to the 401(k) Plan.  These matching contributions are payable pursuant to the provisions of the 401(k) Plan.  All of the NEOs are eligible to participate in the 401(k) Plan.

Amended and Restated Corporate and Subsidiary Capital Accumulation Plan

The amended and restated corporate and subsidiary capital accumulation plan (the "CAP") is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs were eligible to participate prior to its termination effective December 31, 2017 as described below.  On behalf of CAP participants, the Company contributed a mandatory contribution, which was a percentage of the participant's voluntary salary deferrals into the CAP.

For 2017, each CAP participant was eligible to voluntarily defer up to 10% of such participant's eligible base earnings.  The Company's mandatory contribution was 52 cents for each dollar of the participant's voluntary salary contributions up to a maximum of 6% of eligible base earnings; provided, however, that the aggregate of the Company's mandatory contribution under the CAP and the Company's matching contributions under the 401(k) Plan could not exceed 52% of 6% of the participant's eligible base earnings for the year.

The Company's contributions to the CAP were to vest equally over four years from the effective date of the contribution, and vested amounts were to be paid out upon the earliest of (1) one year following termination of employment, (2) one year following normal or early retirement, as defined in the 2014 Stock Plan, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each CAP year by the employee, but in no event could this selected date be earlier than four years from the beginning of the CAP year.  In certain instances, payments upon termination of service could be delayed six months pursuant to Section 409A of the Code.  For 2017, CAP account balances earned interest at 2.46%.  The CAP is not funded and is carried as an unsecured obligation of the Company.

In December 2017, the Board determined effective as of December 31, 2017 to (i) cease deferrals and Company matching and discretionary contributions under the CAP and freeze any additional growth additions under the CAP; (ii) fully vest the participants in their account balance(s) under the CAP; and (iii) terminate the CAP and distribute to participants the vested benefits accrued thereunder in accordance with the CAP and applicable regulations under the Internal Revenue Code.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective executives and compete for executive talent within our industry.  In addition, the Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviews the potential severance and change in control payments in light of their reasonableness as part of negotiating employment agreements with our executive officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change of control are contingent in nature and have primary purposes unrelated to ordinary compensation.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2017, see "Potential Payments Upon Termination or Change in Control of the Company".

Perquisites and Other Benefits

NEOs are eligible for benefits generally available to and on the same terms as the Company's employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance. Additionally, in 2017, the Company paid relocation expenses on behalf of Mr. Tramuto and commuting expenses on behalf of Ms. Flipse. These payments are discussed in the footnotes to the Summary Compensation Table.

Tax Deductibility of Compensation

Prior to the Tax Cuts and Jobs Act enacted in December 2017, Section 162(m) of the Internal Revenue Code limited the Company's ability to deduct on its tax return compensation over $1 million to the NEOs, other than the CFO, serving at the end of the year unless, in general, the compensation was paid pursuant to a plan that was performance-related, non-discretionary, and approved by the Company's stockholders ("performance-based compensation"). The Committee considered the impact of Section 162(m) in setting compensation for 2017 consistent with the Company's compensation philosophy and objectives.  Because the Committee believed that stockholder interests were best served if it retained discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible, the Committee reserved the authority to award compensation that may not have been deductible, in whole or in part, as a result of Section 162(m) as deemed appropriate.

The Tax Act substantially modifies Section 162(m) and, among other things, eliminates the performance-based compensation exception to the $1 million deduction limit with respect to taxable years beginning after December 31, 2017.  Accordingly, effective for fiscal 2018, compensation paid to our NEOs (including our CFO) will be subject to the limitations on deductibility under Section 162(m), and we will no longer be able to deduct performance-based compensation to such officers who receive annual compensation in excess of $1 million.  However, the Tax Act provides that awards that were made and subject to binding written contracts in effect on November 2, 2017 are "grandfathered" under prior law and can still qualify as deductible "performance-based compensation," even if paid in future years. The Committee will continue to monitor these awards and Internal Revenue Service guidance to determine whether they are deductible if and when paid.  In addition, the Committee will continue to review the Tax Act and evaluate its impact on the Company's executive compensation program; however, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, the Company cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2018

For 2018 and beyond, the Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.

In late 2017, FW Cook reevaluated our competitive comparisons and conducted a review of our peer group in light of our business and size.  Our 2018 peer group consists of the following companies (the "2018 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2018.  The median revenue for the latest four quarters and the median market capitalization as of October 31, 2017 for companies in our 2018 Peer Group were $524 million and $1.9 billion, respectively.

The Advisory Board Company	CRA International, Inc.	Inovalon Holdings, Inc.
athenahealth, Inc.	Evolent Health, Inc.	LHC Group, Inc.
BioScrip, Inc.	Exponent, Inc.	Omnicell, Inc.
CorVel Corporation	HealthEquity, Inc.	Quality Systems, Inc.
Cotiviti Holdings, Inc.	HMS Holdings Corp.	Teladoc, Inc.

Following is a summary of compensation decisions with respect to the NEOs for 2018:

Base Salaries

In establishing base salaries for 2018, the Committee considered each NEO's performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market, and date of the last salary increase.  The Committee determined that there would be no base salary increase for Messrs. Tramuto and Hargreaves for 2018 and that there would be merit increases (effective February 2018) of 4% for Mr. Holland and 3% for Ms. Flipse.

Annualized Base Salary ($000s)

Name	2018 Base Salary	2017 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	$850	0%	n/a
Adam Holland	$338	$325	4.0%	n/a
Mary Flipse	$376	$365	3.0%	11/2017
Glenn Hargreaves	$298	$298	0%	06/2017

Short-Term Incentive Award

For 2018, the majority of each NEO's short-term incentive target is based on Company achievement of financial goals, specifically 55% based on the Company's achievement of adjusted EBITDA goals, 20% based on the Company's achievement of revenue goals, and 25% based on achievement of his or her individual performance objectives.

There were no changes to any of the NEOs' individual short-term incentive targets from the levels established at the end of 2017.  The NEOs' potential award payouts are capped at 160% of the target award amount.

Short-Term Incentive Targets for 2018 (as a percentage of base salary)

Name	Short-term Incentive

Donato Tramuto	100%
Adam Holland	50%
Mary Flipse	50%
Glenn Hargreaves	45%

Short-Term Cash Incentive Performance Measures

The performance metrics for short-term cash incentive awards for 2018 are revenue and adjusted EBITDA, which will be used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that revenue and adjusted EBITDA provide a specific measure of operating performance and align our executives with our short-term business goals for profitable growth.

Long-Term Incentive Grants

Mr. Hargreaves received an LTI grant for 2018 consisting of a mix of stock options and RSUs that each vest ratably over three years.  Mr. Holland's LTI grant for 2018 is expected to occur in mid-2018, approximately at the time of the one-year anniversary of his employment with the Company.  As discussed under "Annual Equity Awards" above, Mr. Tramuto and Ms. Flipse received "front-loaded" LTI grants in 2015 as compensation for fiscal years 2016 through 2018 and thus are not expected to receive an LTI grant in 2018.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Form 10-K.

Respectfully submitted,

Conan J. Laughlin, Chairman
Robert J. Greczyn, Jr.
Archelle Georgiou, M.D.
Bradley S. Karro

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee was composed of Dr. Georgiou and Messrs. Karro and Laughlin for the entire year, Mr. Greczyn from the 2017 Annual Meeting of Stockholders through the end of the year and Dr. Mary Jane England from January 2017 until the 2017 Annual Meeting of

Stockholders.  None of these persons has at any time been an officer or employee of the Company or any of the Company's subsidiaries.  In addition, there are no relationships among the Company's executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
				(1)	(2)	(3)
Donato Tramuto Chief Executive Officer	2017 2016 2015	$850,000 $850,000 $130,769	$-- $-- $1,250,000	$-- $-- $4,900,758	$1,148,949 $1,416,667 $--	$73,888 (4) $289,744 $258,543	$2,072,837 $2,556,411 $6,540,070
Adam Holland Chief Financial Officer	2017	$171,250	$--	$249,988	$114,646	$5,944	$541,828
Mary Flipse Chief Legal and Administrative Officer	2017 2016 2015	$354,288 $333,438 $319,862	$-- $-- $--	$- $-- $1,098,126	$239,447 $277,865 $--	$27,511 $35,129 $1,708	$621,246 $646,432 $1,419,696
Glenn Hargreaves Chief Accounting Officer	2017 2016 2015	$322,513 $295,848 $275,564	$25,000 (5) $35,000 $--	$199,998 $399,718 $175,001	$207,091 $260,600 $--	$12,335 $40,911 $10,371	$766,937 $1,032,077 $460,936

(1)
Reflects the aggregate grant date fair value of stock awards granted during the respective period calculated in accordance with FASB ASC Topic 718.  For additional detail regarding the assumptions used in the calculation of these fair value amounts, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2017, included in the Form 10-K filed with the Commission on February 28, 2018.

In 2016, stock awards for Mr. Hargreaves include the aggregate compensation cost to be recognized for MSU awards assuming 100% of target shares would be earned at the end of the three-year performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share on the grant date) was $86,404.

In 2015, stock awards for Mr. Tramuto and Ms. Flipse include the aggregate compensation cost to be recognized for MSU awards assuming 100% of target shares would be earned at the end of the three-year performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share on the grant date) was $3,006,000 for Mr. Tramuto and $461,538 for Ms. Flipse.

(2)	Non-equity incentive plan compensation includes short-term cash incentive awards and performance-based cash awards. In addition, it includes a performance-based cash award for Mr. Hargreaves in 2016.

For 2017, the NEOs were eligible to begin earning short-term cash incentive awards when the Company exceeded Adjusted EBITDA of $117.5 million.  For 2017, the Company outperformed the adjusted EBITDA goals established by the Committee, and therefore, the NEOs earned short-term cash incentive awards that were above target.  See the section titled "Short-term Cash Incentive

Awards" in the "Compensation Discussion and Analysis" for a detail of actual payouts compared to target.

For 2016, the NEOs (except for Mr. Holland, who was not hired until 2017) were eligible to begin earning short-term cash incentive awards when the Company exceeded Adjusted EBITDA less Capital Expenditures of $59.0 million.  For 2016, the Company outperformed the adjusted EBITDA goals established by the Committee, and therefore, the NEOs earned short-term cash incentive awards that were above target.

For 2015, the NEOs (except for each of Messrs. Tramuto and Holland, who were not eligible based on their hire dates), were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $88.7 million.  Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program.

The NEOs did not earn any performance-based cash awards during 2015 due to the Company not meeting or exceeding established targets.

(3)
The amounts in this column reflect Company contributions to the 401(k) Plan and the CAP (see below), commuting expenses for Mr. Tramuto and Ms. Flipse, insurance premiums we paid with respect to life insurance for the benefit of each NEO, and certain additional items for Mr. Tramuto (see footnote (4) below).

With regard to the CAP, it includes Company mandatory matching contributions earned by the NEO during the fiscal year on his or her deferrals to the CAP during that time, as well as discretionary contributions made to the CAP by the Company on behalf of the NEO for that fiscal year's financial performance.  For 2017, Mr. Tramuto earned a mandatory matching contribution of $18,096, and Mr. Hargreaves earned a mandatory matching contribution that was less than $10,000.  Mr. Holland and Ms. Flipse did not defer any amounts to the CAP during 2017 and therefore did not receive a Company mandatory matching contribution for 2017.

Beginning in 2017, there is no longer a Company discretionary contribution to the CAP.  In addition, the CAP was terminated effective December 31, 2017 as described on page 31.

For 2016, the Company's discretionary contribution to the CAP began at adjusted pretax income of $50.0 million.  Based on 2016 adjusted pretax income of $98.8 million, the Company made a discretionary contribution to the CAP equal to 10% of each eligible NEO's base earnings.  The amounts are as follows: Mr. Tramuto ($85,000); Mr. Hargreaves ($29,585); and Ms. Flipse ($33,344).

Based on 2015 actual adjusted pre-tax income, the NEOs did not earn any discretionary contributions under the CAP due to the Company not meeting or exceeding established targets.

The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

(4)	Includes a tax true-up in the amount of $26,192 related to relocation benefits paid in 2016.

(5)	Following Mr. Hargreaves' successful completion of service as Interim CFO (from November 1, 2016 to June 15, 2017), the Committee awarded an additional bonus of $25,000 to Mr. Hargreaves.

Grants of Plan-Based Awards in 2017

The following table sets forth the plan-based awards granted to the Company's NEOs during 2017.

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh-old ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
										(3)
Donato Tramuto (4)	STC		$--	$850,000	$1,487,500
Adam Holland (4)	STC		$--	$84,531	$148,750
Adam Holland	RSU	6/15/17							6,596	$249,988
Mary Flipse (4)	STC		$--	$177,144	$310,002
Glenn Hargreaves (4)	STC		$--	$153,208	$268,113
Glenn Hargreaves	RSU	6/15/17							5,277	$199,998

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (4) below.
RSU: Represents RSUs granted under the 2014 Stock Plan.

(2)
Non-equity incentive plan awards include short-term cash incentive awards.  These columns set forth the target and maximum payouts for performance under these awards.  As described in the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis", potential bonus payouts range from 0% to 175% of the target.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any portion of the short-term cash incentive awards if the target performance level is not achieved. For 2017, the Company outperformed the adjusted EBITDA goals established by the Committee, and therefore, the NEOs earned short-term cash incentive awards that were above target. See the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis" for a detail of actual payouts compared to the target.

(3)
These amounts represent the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718.  These amounts are reflected in the Summary Compensation Table in the "Stock Awards" column.

(4)
Under the 2017 short-term cash incentive program, Mr. Tramuto was eligible to receive an award up to 100% of his base earnings, Mr. Holland was eligible to receive an award up to 50% of his base earnings, Ms. Flipse was eligible to receive an award up to 50% of her base earnings, and Mr. Hargreaves was eligible to receive an award up to 55% of his base earnings for the period from January 2017 through June 14, 2017 and 45% of his base earnings for the period from June 15, 2017 through the end of the year. See the section titled "Short-term Cash Incentive Awards" in the "Compensation Discussion and Analysis" for a detailed discussion of the targets and actual payouts.

Compensation Programs for Fiscal 2017

     As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2017 executive compensation program were base salary, short-term cash incentive compensation, long-term incentive awards, and awards under retirement plans.  For a detailed discussion of each of these components, see "Compensation Discussion and Analysis".

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options, RSUs and MSUs held by the NEOs as of December 31, 2017.

OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donato Tramuto	5/30/13 6/26/14	15,000 4,122	-- 1,375 (1)	$13.94 16.71	5/30/23 6/26/24
Adam Holland	n/a	--	--	n/a	n/a
Mary Flipse	7/19/12 2/28/13	10,000 13,568	-- --	$9.29 12.85	7/19/22 2/28/23
Glenn Hargreaves	12/2/10	37,500	--	$9.96	12/2/20

(1)	Award vests 25% per year on each of the first four anniversaries of the grant date.

Stock options granted as part of the Company's long-term incentive program have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and typically vest 25% per year on each of the first four anniversaries of the grant date.  MSUs granted as a part of the Company's long-term incentive program vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			(4)		(6)
Donato Tramuto	6/26/14 5/19/15 11/2/15 11/2/15 11/2/15	748 (2) 3,102 (2) 10,684 (3) 83,334 (3)	$27,339 113,378 390,500 3,045,858	250,000 (5)	$9,137,500
Adam Holland	6/15/17	6,596 (3)	$241,084
Mary Flipse	6/26/14 7/1/15 9/24/15 9/24/15	2,619 (2) 10,478 (2) 11,000 (3)	$95,724 382,971 402,050	33,000 (5)	$1,206,150
Glenn Hargreaves	6/26/14 7/1/15 3/30/16 6/15/17 3/30/16	2,619 (2) 7,335 (2) 6,350 (3) 5,277 (3)	$95,724 268,094 232,093 192,874	9,524 (5)	$348,102

(2)	RSU award vests 25% per year on each of the first four anniversaries of the grant date.

(3)	RSU award vests ratably per year on each of the first three anniversaries of the grant date.

(4)
Market value was calculated by multiplying the number of RSUs in the previous column that have not vested as of December 31, 2017 times the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(5)
Award represents the target MSUs granted under the 2014 Stock Plan. Award vests at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period from the grant date.

(6)
Market value was calculated by multiplying the number of MSUs in the previous column that have not vested as of December 31, 2017 times the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

Option Exercises and Stock Vested in 2017

The following table provides information regarding the vesting of RSUs, MSUs, and stock options exercised by our NEOs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donato Tramuto	--	$--	96,316	$4,446,586
Adam Holland	--	--	--	--
Mary Flipse	--	--	20,000	770,682
Glenn Hargreaves	40,806	1,117,161	20,602	829,065

Nonqualified Deferred Compensation in 2017

The CAP, which was terminated effective December 31, 2017, is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs were eligible to participate and were eligible to defer up to 10% of their eligible base earnings during 2017.  For a further discussion of the CAP, please see page 31.

The following table shows the activity in the CAP for each NEO for 2017 as well as the ending balance as of December 31, 2017.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
	(1)	(2)	(3)		(4)
Donato Tramuto	$85,000	$18,096	$4,252	$--	$262,942
Adam Holland	$--	$--	$--	$--	$--
Mary Flipse	$--	$--	$3,411	$--	$149,095
Glenn Hargreaves	$16,126	$1,638	$2,925	$23,232	$137,638

(1)	These amounts are included in the Summary Compensation Table in the "Salary" column for 2017.

(2)
These amounts were contributed to the CAP in 2018 but are attributable to 2017.  Such amounts are included in the Summary Compensation Table in the "All Other Compensation" column for 2017.  The Company's contributions to the CAP vest equally over four years from the effective date of the contribution.

(3)	Amounts represent the NEO's earnings during the period on balances in the CAP.

(4)
Includes amounts previously reported in summary compensation tables contained in the Company's prior proxy statements as compensation to Mr. Tramuto ($154,714), Ms. Flipse ($135,653), and Mr. Hargreaves ($81,118).

NEO Employment Agreements

Mr. Holland's employment agreement was executed effective May 22, 2017 with an initial term commencing on June 15, 2017 and is described under "Compensation Discussion and Analysis".  The remaining NEOs executed employment agreements with the Company effective on the following dates:

•	Mr. Tramuto – August 3, 2015
•	Ms. Flipse – July 29, 2012
•	Mr. Hargreaves – July 29, 2012

Collectively, the agreements with each of the NEOs are referred to as the "NEO Employment Agreements".  The employment agreements for Ms. Flipse and Mr. Hargreaves have a continuous term of two years.  Mr. Holland's employment agreement has an initial term of one year, expiring June 14, 2018, and thereafter renews for continuous periods of one year each.  Mr. Tramuto's employment agreement continues through December 31, 2018 and will automatically renew for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the agreement at least 90 days prior to the end of the then current term.

Each NEO Employment Agreement provides for an annual base salary as well as participation in all applicable benefit plans maintained by the Company.  Base salary payable under each NEO Employment Agreement is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  The NEO Employment Agreements generally provide for the participation of each NEO in short-term and long-term incentive awards, if any, as determined by the Board, or a committee thereof comprised solely of independent directors, except that Mr. Tramuto's employment agreement does not contemplate any long-term incentive awards other than the sign-on equity awards and the "front-loaded" equity awards (as compensation for fiscal years 2016 through 2018) that Mr. Tramuto received in 2015.  The NEO Employment Agreements also provide for potential severance and change of control benefits, which are discussed in detail under "Potential Payments Upon Termination or Change in Control of the Company" below.

Potential Payments Upon Termination or Change in Control of the Company

All of the NEO Employment Agreements contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter (12 months thereafter in the case of Mr. Holland's employment agreement).  The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the NEO.  The employment of the NEOs also could have been terminated as of December 31, 2017 under the following circumstances:

1)	Involuntary without Cause – the Company may terminate each NEO's employment without cause at any time by delivery of a written notice of termination to the executive.

2)	Voluntary for Good Reason – the NEO may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:

a.
a material reduction in the NEO's base salary unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title, in the case of Messrs. Holland and Hargreaves and Ms. Flipse, or who are senior officers of the Company, in the case of Mr. Tramuto;

b.	a requirement by the Company to relocate the NEO to a location that is more than 25 miles from the location of the NEO's current office;
c.
in connection with a Change in Control (as defined below), the failure by the successor or the Company's Board to honor the NEO's employment agreement or offer such NEO an employment agreement containing substantially similar or otherwise satisfactory terms; or

d.
except for Mr. Holland, a material reduction in the NEO's title, or a material and adverse change in NEO's status and responsibilities, or the assignment to executive of duties or responsibilities which are materially inconsistent with the NEO's status and responsibilities.

Upon receipt of an NEO's written notice that one or more of the above-identified events has occurred, the Company shall have a 60-day period to cure the good reason event. If such event is cured, the NEO shall no longer have the right to resign for good reason.

3)
Involuntary for Cause – the Company may, at any time, terminate the employment of an NEO by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the NEO to substantially perform his or her duties after written notice and failure to cure within 60 days;
b.
conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage the NEO's ability to effectively perform his or her duties;

c.	theft or dishonesty by the NEO;
d.	intoxication while on duty; or
e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.

4)
Voluntary without Good Reason – each NEO may terminate his or her employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive's resignation.

5)	Change in Control - "Change in Control" is defined in each of the NEO's employment agreements as any of the following events:

(i)
when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% (or 50%, in the case of Mr. Tramuto's employment agreement) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business),

(ii)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or

(iii)
in the case of Ms. Flipse's and Mr. Hargreaves' employment agreements, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)
Involuntary Without Cause or Voluntary for Good Reason Within 12 Months Following a Change in Control – each NEO will be entitled to additional severance benefits in connection with a termination of his or her employment within 12 months following a Change in Control for good reason or in the event the Company terminates such NEO's employment within 12 months following a Change in Control without cause.

7)	Disability – each NEO's employment may be terminated by either the NEO or the Company upon written notice to the other party when:

a.	the NEO suffers a physical or mental disability entitling the NEO to long-term disability benefits under the Company's long-term disability plan, if any, or
b.
in the absence of a Company long-term disability plan, the NEO is unable, as determined by the Board, or any designated Committee of the Board, (or the Company, in the case of Mr. Holland's agreement) to perform the essential functions of the NEO's regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8)	Death – each NEO's employment terminates upon his or her death.

9)
Retirement – under the CAP and the 2014 Stock Plan, "normal retirement" occurs upon a "separation from service" (in the case of the CAP) or the retirement from active employment (in the case of the 2014 Stock Plan) of the NEO on or after the date upon which the NEO reaches the age of 65.

Under the CAP and the 2014 Stock Plan, "early retirement" occurs where (i) the sum of the NEO's age plus years of employment at the Company as of the proposed retirement date is equal to or greater than 70, (ii) the NEO has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the CEO has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the CEO does not approve the request for early retirement or the CEO is the NEO giving notice of his intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request.

Under the CAP, a "separation from service" means any one of the following events: (i) the NEO is discharged by the Company, (ii) the NEO voluntarily terminates employment (including a normal or early retirement) with the Company, (iii) the NEO terminates employment due to disability, or (iv) the NEO dies while employed by the Company.

None of the NEOs was eligible for normal or early retirement at December 31, 2017 based on the terms of the 2014 Stock Plan, the equity award agreements or the CAP. Consequently, no information is provided with respect to any of the NEOs for amounts payable in connection with a normal or early retirement.

Following is the treatment of outstanding equity awards upon certain events:

•
Death or Disability - Generally, all outstanding equity awards granted to NEOs fully vest in the event of death or disability; provided, however, that in the case of MSUs, a pro rata portion of the MSUs at target will vest based on the number of months that the NEO was employed during the performance period.

•
Change in Control - All outstanding, unvested equity awards granted to NEOs will not vest upon the occurrence of a change in control unless the acquirer does not assume the outstanding equity awards (or, in the case of stock options granted under the 2014 Stock Plan, substitute an award equivalent). RSUs granted under the 2014 Stock Plan will vest in full in the event the acquirer does not assume the awards.  In the case of MSUs, if the acquirer does not assume the awards, they will vest at the greater of (x) the target number of MSUs or (y) the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

In the event the acquirer assumes the equity awards, these equity awards will only be entitled to accelerated vesting if: (i) the NEO is involuntarily terminated, other than for cause, within 12 months following the occurrence of the change in control; (ii) the NEO terminates for good reason within 12 months following the change in control; and (iii) in the case of RSUs granted under the 2014 Stock Plan, the NEO's employment has previously terminated by reason of retirement as of the date of the change in control. Following the occurrence of any of these triggering events, (A) RSUs will become fully vested (subject to the NEO's execution of any release of claims as set forth in such NEO's employment agreement or RSU award agreement, if applicable), and (B) the number of MSUs that will vest (subject to the NEO's execution of any release of claims as set forth in such NEO's employment agreement or MSU award agreement, if applicable) will be equal to the greater of (x) the target number of MSUs or (y) the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of termination) were in fact achieved on the end date of the performance period.

•
Normal or Early Retirement - Following a termination in connection with normal or early retirement, unvested equity awards generally will not be forfeited but will continue vesting in accordance with the applicable award agreements; provided, however, that upon a change in control, some equity awards will become fully vested if the executive has retired as of the date of a change in control event (as discussed above), and the MSUs and RSUs granted to Mr. Tramuto in November 2015 will be forfeited.

•
Without Cause or for Good Reason - In the event the NEO's employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement), all equity awards granted prior to September 2015 would accelerate and fully vest.  For RSU awards granted in September 2015 and thereafter, a pro rata portion of the RSUs will vest (subject to the NEO's execution of any release of claims as set forth in such NEO's employment agreement or RSU award agreement, if applicable) based on the number of months that the NEO was employed during the vesting period (less any RSUs from the same award that have previously vested).  For MSU awards granted in September 2015 and thereafter to all NEOs except Mr. Tramuto, a pro rata portion will vest (subject to the NEO's execution of any release of claims as set forth in such NEO's employment agreement or MSU award agreement, if applicable) based on the number of months that the NEO was employed during the performance period multiplied by the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. For the MSU awards granted to Mr. Tramuto in November 2015, a pro rata portion will vest based on the number of months that Mr. Tramuto was employed during the performance period multiplied by the greater of (i) the target number of MSUs or (ii) the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

    The following tables reflect the potential payments to be made by the Company to each of the NEOs upon termination or a change in control of the Company.  These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective change in control date or termination date of December 31, 2017.  These amounts include earnings through the effective change in control date or termination date and are estimates of compensation that would be paid to the NEOs at the time of change in control or termination.  The exact amounts of compensation can only be determined on the actual date that each NEO separates from the Company or that there is a change in control of the Company.

 In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability. If any of the NEO's employment had terminated as of December 31, 2017 due to death as a result of natural causes, the beneficiaries of Messrs. Tramuto, Holland, and Hargreaves and Ms. Flipse would have received a lump sum payout from a third-party insurance provider of $750,000, $1,650,000, $596,000 and $1,730,000, respectively.  In the event of an accidental death, the beneficiaries for Messrs. Tramuto, Holland, and Hargreaves and Ms. Flipse would have received an additional $750,000, $1,650,000, $596,000, and $1,730,000, respectively, in a lump sum payout from a third party insurance provider.

If the NEOs' employment had terminated as of December 31, 2017 due to disability, each of the NEOs would have been entitled to receive a monthly benefit of $12,000 until approximately age 67 from a third party insurance provider.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits.  In addition, if in connection with a change in control of the Company compensation to or for the benefit of Mr. Hargreaves or Ms. Flipse from the Company constitutes an "excess parachute payment" under section 280G of the Code, the Company will pay Mr. Hargreaves or Ms. Flipse a cash sum equal to the amount of excise tax due under section 4999 of the Code.  As such, the Company would have owed Ms. Flipse $358,540 in connection with a change in control as of December 31, 2017, or $395,040 if she were terminated within 12 months following a change in control as of December 31, 2017. No such payments would have been payable to Mr. Hargreaves in connection with a change in control (or termination following a change in control) as of December 31, 2017.

Donato Tramuto, Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Tramuto. The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/17		Involuntary For Cause on 12/31/17	Voluntary Without Good Reason on 12/31/17

Cash Severance	$1,700,000	(1)	$-	$-
Group Medical Benefits	17,254	(3)	-	-
Annual Incentive Award	1,148,949	(4)	-	-
Restricted Stock Units	572,726	(5)	-	-
Market Stock Units	11,551,098	(10)	-	-
Capital Accumulation Plan	245,121	(6)	-	-
Total	$15,235,148		$-	$-

	Change in Control on 12/31/17		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/17		Disability on 12/31/17		Death on 12/31/17
Cash Severance	$-		$2,125,000	(2)	$1,700,000	(7)(1)	$-
Group Medical Benefits	-		17,254	(3)	17,254	(3)	-
Annual Incentive Award	1,148,949	(4)	1,148,949	(4)	1,148,949	(4)	1,148,949	(4)
Stock Options	27,280	(5)	27,280	(5)	27,280	(5)	27,280	(5)
Restricted Stock Units	3,577,075	(5)	3,577,075	(5)	3,577,075	(5)	3,577,075	(5)
Market Stock Units	15,993,828	(8)	15,993,828	(8)	6,599,306	(9)	6,599,306	(9)
Capital Accumulation Plan	245,121	(6)	245,121	(6)	245,121	(6)	245,121	(6)
Total	$20,992,253		$23,134,507		$13,314,985		$11,597,731

(1)	Represents 24 months of NEO's base salary to be paid periodically at the regular payroll dates commencing as of the date of termination.

(2)
Represents 30 months of NEO's base salary to be paid in a lump sum following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 30 days following the date of termination.

(3)	Represents 24 months of the Company's portion of premiums for group medical benefits to be paid in a lump sum no later than 30 days following the date of termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Had there been a change in control on December 31, 2017, the NEO would have received his short-term incentive award for 2017 since the short-term incentive award program provided that all eligible individuals who were employed on the last day of the year were entitled to the award. For 2017, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2017 annual incentive award was paid in March 2018.

(5)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the difference between the closing price of the Common Stock on December 29, 2017 of $36.55 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 29, 2017.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death or (e) in connection with normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2017, all of which was vested, and excludes Company contributions attributable to fiscal 2017, as they were not made until fiscal 2018.  The remaining portion was unvested at December 31, 2017, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 66 and four months.

(8)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, Mr. Tramuto's MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 175% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(9)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(10)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the greater of (A) the target number of MSUs, or (B) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 175% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

Adam Holland, Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Holland. The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/17		Involuntary For Cause on 12/31/17		Voluntary Without Good Reason on 12/31/17

Cash Severance	$325,000	(1)	$-		$12,500	(2)
Group Medical Benefits	12,867	(3)	-		495	(2)
Annual Incentive Award	114,646	(4)	-		-
Restricted Stock Units	40,181	(5)	-		-
Additional Severance	-		162,500	(6)	-
Total	$492,694		$162,500		$12,995

	Change in Control on 12/31/17		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/17		Disability on 12/31/17		Death on 12/31/17
Cash Severance	$-		$325,000	(1)	$325,000	(7)(1)	$-
Group Medical Benefits	-		12,867	(3)	12,867	(3)	-
Annual Incentive Award	114,646	(4)	114,646	(4)	114,646	(4)	114,646	(4)
Restricted Stock Units	241,084	(5)	241,084	(5)	241,084	(5)	241,084	(5)
Total	$355,730		$693,597		$693,597		$355,730

(1)
Represents 12 months of NEO's base salary to be paid at regular payroll dates commencing within 60 days following the date of termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company's portion of premiums for group medical benefits to be paid for 12 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Had there been a change in control on December 31, 2017, the NEO would have received his short-term incentive award for 2017 since the short-term incentive award program provided that all eligible individuals who were employed on the last day of the year were entitled to the award. For 2017, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2017 annual incentive award was paid in March 2018.

(5)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 29, 2017 of $36.55 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 29, 2017.  RSUs have an exercise price of zero.

(6)
Assumes execution of full release of claims in favor of the Company.  Represents six months of the NEO's base salary to be paid at regular payroll dates commencing within 60 days following the NEO's termination.

(7)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

Mary Flipse, Chief Legal and Administrative Officer

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Flipse.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/17		Involuntary For Cause on 12/31/17		Voluntary Without Good Reason on 12/31/17

Cash Severance	$547,500	(1)	$-		$14,038	(2)
Group Medical Benefits	22,141	(3)	-		568	(2)
Annual Incentive Award	239,447	(4)	-
Restricted Stock Units	579,208	(5)	-		-
Market Stock Units	1,583,389	(11)	-		-
Capital Accumulation Plan	148,729	(6)	-		-
Additional Severance	182,500	(7)	182,500	(7)	-
Total	$3,302,914		$182,500		$14,606

	Change in Control on 12/31/17		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/17		Disability on 12/31/17		Death on 12/31/17
Cash Severance	$-		$547,500	(1)	$547,500	(8)(1)	$-
Group Medical Benefits	-		22,141	(3)	29,521	(3)	-
Annual Incentive Award	239,447	(4)	239,447	(4)	239,447	(4)	239,447	(4)
Restricted Stock Units	880,745	(5)	880,745	(5)	880,745	(5)	880,745	(5)
Market Stock Units	2,111,185	(9)	2,111,185	(9)	904,613	(10)	904,613	(10)
Capital Accumulation Plan	148,729	(6)	148,729	(6)	148,729	(6)	148,729	(6)
Additional Severance	-		182,500	(7)	182,500	(7)	-
Total	$3,380,106		$4,132,247		$2,933,055		$2,173,534

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Had there been a change in control on December 31, 2017, the NEO would have received her short-term incentive award for 2017 since the short-term incentive award program provided that all eligible individuals who were employed on the last day of the year were entitled to the award.  For 2017, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2017 annual incentive award was paid in March 2018.

(5)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 29, 2017 of $36.55 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 29, 2017.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2017, all of which was vested, and excludes Company contributions attributable to 2017, as they were not made until fiscal 2018.  The remaining portion was unvested at December 31, 2017, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates.

(8)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(9)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 175% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(10)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(11)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 175% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

Glenn Hargreaves, Chief Accounting Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Hargreaves.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/17		Involuntary For Cause on 12/31/17		Voluntary Without Good Reason on 12/31/17

Cash Severance	$446,751	(1)	$-		$11,455	(2)
Group Medical Benefits	22,141	(3)	-		568	(2)
Annual Incentive Award	207,091	(4)	-		-
Restricted Stock Units	482,999	(5)	-		-
Market Stock Units	284,283	(11)	-		-
Capital Accumulation Plan	135,890	(6)	-		-
Additional Severance	148,917	(7)	148,917	(7)	-
Total	$1,728,072		$148,917		$12,023

	Change in Control on 12/31/17		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/17		Disability on 12/31/17		Death on 12/31/17
Cash Severance	$-		$446,751	(1)	$446,751	(8)(1)	$-
Group Medical Benefits	-		22,141	(3)	29,521	(3)	-
Annual Incentive Award	207,091	(4)	207,091	(4)	207,091	(4)	207,091	(4)
Restricted Stock Units	788,786	(5)	788,786	(5)	788,786	(5)	788,786	(5)
Market Stock Units	487,343	(9)	487,343	(9)	203,060	(10)	203,060	(10)
Capital Accumulation Plan	135,890	(6)	135,890	(6)	135,890	(6)	135,890	(6)
Additional Severance	-		148,917	(7)	148,917	(7)	-
Total	$1,619,110		$2,236,919		$1,960,016		$1,334,827

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Had there been a change in control on December 31, 2017, the NEO would have received his short-term incentive award for 2017 since the short-term incentive award program provided that all eligible individuals who were employed on the last day of the year were entitled to the award. For 2017, the Company outperformed the adjusted EBITDA goals established by the Compensation Committee as discussed above under "Compensation Discussion and Analysis", and therefore, the executive earned a short-term cash incentive award above target.  No additional bonus amounts would be paid during the severance period. The fiscal 2017 annual incentive award was paid in March 2018.

(5)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 29, 2017 of $36.55 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 29, 2017.  RSUs have an exercise price of zero.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2017, all of which was vested, and excludes Company contributions attributable to 2017, as they were not made until fiscal 2018.  The remaining portion was unvested at December 31, 2017, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(7)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates.

(8)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(9)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 140% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(10)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.  The value in the table is based upon the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

(11)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2017 the performance goals for the NEO's outstanding MSUs had been exceeded; therefore, the table reflects vesting of the awards at 140% of target, multiplied by the closing price of the Common Stock on December 29, 2017 of $36.55 per share.

CEO to Median Employee Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee compared to the total compensation paid to the CEO.  The following provides details on the methodology used to identify the median employee for 2017, as well as the results of the analysis.

Under the relevant rules, we were required to identify the median employee by use of a "consistently applied compensation measure".  The consistently applied compensation measure we used to identify the median employee was gross cash compensation paid to employees for the year ended December 31, 2017, which included base salary, incentive awards (including bonuses, short-term incentive awards, and sales incentives), and other miscellaneous cash awards or payments.  We included all active employees (whether full-time, part-time, or seasonal) as of December 29, 2017.  We did not make adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017.  We believe the use of total cash compensation (rather than total compensation, which would include equity awards) for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 8% of our employees receive regular annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table on page 36.  The 2017 total compensation for Mr. Tramuto and for our median employee were $2,081,445 and $70,945, respectively, resulting in a ratio of 29:1.   Mr. Tramuto's total compensation for 2017 did not include any long-term incentive awards because he received a "front-loaded" equity award in 2015 that was granted as compensation for fiscal years 2016 through 2018, the value of which was reported in the Summary Compensation Table for 2015.  If the annualized value (i.e. one-third) of Mr. Tramuto's front-loaded equity award had been included in the Summary Compensation Table for 2017, our CEO to median employee pay ratio for 2017 would have been 50:1.

This information is being provided for the purpose of complying with the provisions of the Dodd-Frank Act. Neither the Committee nor management of the company used the pay ratio measure in making compensation decisions.  Additionally, as a result of the flexibility permitted when identifying the median employee and the Company's specific pay practices and workforce composition, the Company's pay ratio may not be comparable to the pay ratios of other companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors, and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4, and 5 and amendments thereto and certain written representations furnished to us, we believe all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2017 and prior fiscal years.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission's rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the "Compensation Discussion and Analysis" section, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable, and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.
The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders' interests.  Please see "Compensation Discussion and Analysis" for additional details about our executive compensation programs, including information about the 2017 and 2018 compensation of our NEOs.
We are asking our stockholders to vote on the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table, and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Exchange Act and Rule 5605(c)(3) of the Nasdaq listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed PwC, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2018.  Although ratification by stockholders is not a prerequisite to the Audit Committee's appointment of PwC, the Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In appointing our independent auditors, the Audit Committee considered the qualifications of PwC, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of PwC plan to attend the 2018 Annual Meeting of Stockholders.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from our stockholders.

If the stockholders do not ratify the appointment of PwC, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during 2018 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by PwC are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees	$1,003,803	$1,723,060
Audit-Related Fees (1)	50,000	190,209
Tax Fees (2)	-	15,000
All Other Fees (3)	-	95,794
Total	$1,053,803	$2,024,063

(1)
Audit-related fees for 2017 were related to review procedures related to the implementation of Accounting Standards Codification Topic 606, "Revenue from Contracts with Customers".  Audit-related fees for 2016 pro were related to our SOC-2 report and readiness assessment.

(2)	Tax fees for 2016 were related to tax advisory services.
(3)	All Other Fees consisted of fees for services other than services reported above. For 2016, this consisted of an information technology assessment.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

Policy Regarding Pre-Approval of Service Provided by Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of our independent registered public accounting firm's engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of our independent registered public accounting firm, may also be performed by our independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by our independent registered public accounting firm will be established periodically by the Audit Committee.  Our independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and audit-related services provided by our independent registered public accounting firm.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of three directors who are independent directors as defined under applicable law and the Nasdaq listing standards.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin, and Dr. Hudson qualifies as an "audit committee financial expert", as defined by the regulations of the Commission.  During fiscal 2017, the Audit Committee met 12 times.  In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm such firm's independence. The Audit Committee meets with our independent registered public accounting firm with and without management present to discuss our internal control assessment process, management's assessment with respect thereto, our independent registered public accounting firm's evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting.  The Audit Committee reviewed with our independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with our independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications With Audit Committees", and discussed and reviewed the results of our independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2017 with management and our independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information.  On several occasions during fiscal 2017, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management's processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in the Form 10-K for filing with the Commission.

The Board has adopted a Charter of the Audit Committee, which is available on our website at www.tivityhealth.com.  The Audit Committee reviews and reassesses the adequacy of the Charter annually.

Respectfully submitted,
Lee A. Shapiro, Chairman

Peter A. Hudson, M.D.

Conan J. Laughlin

Deadline for Submission of Stockholder Proposals to be Presented at the 2019 Annual Meeting of Stockholders

The 2019 Annual Meeting of Stockholders is expected to be held in May 2019, although this date may be subject to change. Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 14, 2018.  Notices of stockholders' proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our Proxy Statement), pursuant to the advance notice requirement set forth in our Bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting of Stockholders (i.e., not earlier than January 24, 2019 and not later than February 23, 2019); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers "household" proxy materials, delivering a single Notice of Internet Availability or a single set of the Form 10-K and Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Form 10-K and Proxy Statement, or if you are receiving multiple copies of the Form 10-K and Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling the Company at (615) 614-4929. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K and Proxy Statement to a stockholder at a shared address to which a single copy of the Form 10-K and Proxy Statement was delivered.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, regardless of the number of shares of stock owned, stockholders who do not expect to attend in person are urged to vote as soon as possible.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT OR MADE AVAILABLE, UPON WRITTEN REQUEST TO SECRETARY, TIVITY HEALTH, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST. YOU MAY ALSO VIEW OUR ANNUAL REPORT ON FORM 10-K AND ITS EXHIBITS ONLINE AT THE SEC WEBSITE AT WWW.SEC.GOV, OR VIA OUR WEBSITE AT WWW.TIVITYHEALTH.COM.

Date: April 13, 2018